UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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SAGA COMMUNICATIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SAGA COMMUNICATIONS, INC.

73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236

NOTICE OF ANNUAL MEETING
May 14, 2018

To the Stockholders of
Saga Communications, Inc.

Notice is hereby given that the Annual Meeting of the Stockholders of Saga Communications, Inc. (the “Company”) will be held at the Company’s corporate offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, on Monday, May 14, 2018, at 9:00 a.m., Eastern Daylight Time (the “Annual Meeting”), for the following purposes:

(1)	To elect directors for the ensuing year and until their successors are elected and qualified;
(2)	To approve the Amendment of the Second Amended and Restated Saga Communications, Inc. 2005 Incentive Compensation Plan;
(3)	To ratify the appointment of UHY LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Stockholders of record on March 28, 2018 will be entitled to notice of and to vote at this Annual Meeting. You are invited to attend the Annual Meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The proxy is revocable and will not affect your right to vote in person if you are a stockholder of record and attend the Annual Meeting.

By Order of the Board of Directors,

MARCIA LOBAITO
Secretary

April 18, 2018

Please complete, sign and date the enclosed proxy and mail it as promptly as possible. If you attend the Annual Meeting and vote in person, the proxy will not be used.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to Be Held on May 14, 2018.

This proxy statement and our 2017 Annual Report are available at: www.edocumentview.com/SGA.

You may obtain directions to the Annual Meeting by sending a written request to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236.

i

SAGA COMMUNICATIONS, INC.

73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236

PROXY STATEMENT

Annual Meeting of Stockholders
May 14, 2018

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by Saga Communications, Inc. (the “Company”) on behalf of the Board of Directors (the “Board”) to be used at the Annual Meeting of Stockholders to be held on May 14, 2018 (the “Annual Meeting”), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting. All stockholders of record of our Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”) at the close of business on March 28, 2018, will be entitled to vote. The stock transfer books will not be closed. This proxy statement and the accompanying proxy card were first mailed to stockholders on or about April 18, 2018.

Stockholders attending the Annual Meeting may vote by ballot. However, since many stockholders may be unable to attend the Annual Meeting, the Board is soliciting proxies so that each stockholder at the close of business on the record date has the opportunity to vote on the proposals to be considered at the Annual Meeting.

Registered stockholders can simplify their voting and save us expense by voting by telephone or by the Internet. Telephone and Internet voting information is on the proxy card. Stockholders not voting by telephone or Internet may return the proxy card. Stockholders holding shares through a bank or broker should follow the voting instructions on the form they receive from the bank or broker. The availability of telephone and Internet voting will depend on the bank’s or broker’s voting process.

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing a later-dated proxy with us, by attending the Annual Meeting and voting in person, or by notifying us of the revocation in writing to our Chief Financial Officer (“CFO”) at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Proxies received in time for the voting and not revoked will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice will be voted “FOR” the election of each nominee for director listed in Proposal 1, and “FOR” Proposals 2 and 3.

The holders of record of a majority of the issued and outstanding shares of Common Stock entitled to vote, voting as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, present in person or represented by proxy, will constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

As of March 28, 2018, we had outstanding and entitled to vote 5,045,106 shares of Class A Common Stock and 898,633 shares of Class B Common Stock.

In the election of directors, the holders of Class A Common Stock, voting as a separate class with each share of Class A Common Stock entitled to one vote per share, elect two of our directors. The holders of the Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, elect the remaining four directors. For Proposals 2 and 3, and any other matters to be voted on at the Annual Meeting, the holders of the Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes.

If you withhold your vote with respect to the election of the directors or abstain from voting on Proposal 2 and 3, your shares will be counted for purposes of determining a quorum. The two nominees to be elected by holders of Class A Common Stock and the four nominees to be elected by holders of Class A Common Stock and Class B Common Stock, voting together, who receive the greatest number of votes cast for their election will be elected directors. Votes that are withheld will be excluded entirely from the vote on the election of directors and will therefore have no effect on the outcome. With respect to Proposals 2 and 3, stockholders may vote in favor of or against the proposal, or abstain from voting. The affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock, voting together, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, is required for the adoption of Proposals 2 and 3.

If your shares are held in “street name” (the name of a bank, broker, or other nominee), the nominee may require your instructions in order to vote your shares. If you give your nominee instructions, your shares will be voted as directed. If you do not give your nominee instructions and the proposal is considered “routine,” brokers are generally permitted to vote your shares in their discretion. Proposal 3 will be considered routine. For all other proposals, brokers are not permitted to vote your shares in their discretion. Proposals 1 and 2 will not be considered routine and, therefore, brokers will not have discretionary authority to vote on them. A “broker non-vote” occurs when a broker holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote those shares. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purposes of determining a quorum, but will not be considered entitled to vote on the proposal in question.

In some instances we may deliver only one copy of this proxy statement and the 2017 Annual Report to multiple stockholders sharing a common address. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and the 2017 Annual Report to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our CFO at (313) 886-7070, and requests in writing should be sent to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our Class A Common Stock and Class B Common Stock, as of March 28, 2018, for (i) our Chief Executive Officer (“CEO”), CFO, our other three most highly compensated executive officers as of December 31, 2017, (ii) each of our directors and nominees, (iii) all of our current directors, nominees and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our Class A Common Stock. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Saga Communications, Inc., 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Except as indicated by footnote, each person identified in the table possesses sole voting and investment power with respect to all shares of Class A Common Stock and Class B Common Stock shown held by them. The number of shares of Class A Common Stock and Class B Common Stock outstanding used in calculating the percentage for each listed person includes shares of Class A Common Stock and Class B Common Stock underlying any options held by such person that are exercisable within sixty calendar days of March 28, 2018, but excludes shares of Class A Common Stock and Class B Common Stock underlying any options held by any other person. Percentage of beneficial ownership is based on the total number of shares of Class A Common Stock and Class B Common Stock respectively outstanding as of March 28, 2018.

	Number of Shares				Percent of Class
Name	Class A		Class B		Class A		Class B
Catherine A. Bobinski	12,153	(1)(2)(3)	0			*	n/a
Clarke R. Brown, Jr.	4,871	(2)	0			*	n/a
Samuel D. Bush	20,034	(2)(3)	0			*	n/a
Edward K. Christian	3,032	(3)	898,633	(4)		*	100.0%
Timothy J. Clarke	2,361	(2)	0			*	n/a
Roy F. Coppedge III	2,865	(2)	0			*	n/a
Warren S. Lada	24,039	(2)(3)	0			*	n/a
Marcia K. Lobaito	14,258	(2)(3)(5)	0			*	n/a
G. Dean Pearce	155	(2)	0			*	n/a
Gary G. Stevens	8,769	(2)	0			*	n/a
All directors, nominees and executive officers as a group (11 persons)	92,537	(6)	898,633	(4)	1.8%		100.0%
TowerView LLC	1,161,936	(7)	0		23.0%		n/a
T. Rowe Price Associates, Inc.	689,201	(8)	0		13.7%		n/a
Royce & Associates, LP	602,259	(9)	0		11.9%		n/a
FMR LLC	523,556	(10)	0		10.4%		n/a
Dimensional Fund Advisors LP	422,039	(11)	0		8.4%		n/a
BlackRock, Inc.	283,006	(12)	0		5.6%		n/a

*	Less than 1%
(1)	Includes 701 shares of Class A Common Stock with shared voting or dispositive power.
(2)	Includes the following grant of Class A Common Restricted Stock (without any reduction for sales of such restricted stock) which vest in one-third increments on November 6, 2016, 2017, and 2018 unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Ms. Bobinski, 1,796 shares; Mr. Brown, 526 shares; Mr. Bush, 3,392 shares; Mr. Clarke, 526 shares; Mr. Coppedge, 526 shares; Mr. Lada, 3,791 shares; Ms. Lobaito, 2,045 shares; and Mr. Stevens, 1,059 shares. Also includes the following grant of Class A Common Restricted Stock which vest in one-third increments on November 6, 2017, 2018, and 2019 unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Ms. Bobinski, 1,481 shares; Mr. Brown, 434 shares; Mr. Bush, 2,798 shares; Mr. Clarke, 434 shares; Mr. Coppedge, 434 shares; Mr. Lada, 3,128 shares; Ms. Lobaito, 1,687 shares; and Mr. Stevens, 874 shares. In addition, includes the following grant of Class A Common Restricted Stock which vest in one-third increments on November 6, 2018, 2019, and 2020 unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Ms. Bobinski, 2,435 shares; Mr. Brown, 390 shares; Mr. Bush, 3,915 shares; Mr. Clarke, 400 shares; Mr. Coppedge, 390 shares; Mr. Lada, 4,270 shares; Ms. Lobaito, 2,670 shares, Mr. Pearce, 155 shares, and Mr. Stevens, 790 shares.
(3)	Includes shares owned indirectly through the Company’s 401(k) Plan as follows: Ms. Bobinski, 496 shares; Mr. Bush, 1,159 shares; Mr. Christian, 3,032 shares; Mr. Lada, 809 shares; and Ms. Lobaito, 496 shares.
(4)	Includes the grant of 29,484 shares Class B Common Restricted Stock (without any reduction for sales of such restricted stock) which vest in one-third increments on November 6, 2016, 2017, and 2018 unless reporting person is no longer an employee on the applicable date (if, however, the reporting person is an employee on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest). Also, includes the grant of 25,294 shares Class B Common Restricted Stock which vest in one-third increments on November 6, 2017, 2018, and 2019 unless reporting person is no longer an employee on the applicable date (if, however, the reporting person is an employee on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest). In addition, includes the grant of 29,000 shares Class B Common Restricted Stock which vest in one-third increments on November 6, 2018, 2019, and 2020, unless reporting person is no longer an employee on the applicable date (if, however, the reporting person is an employee on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest).
(5)	Includes 1,077 shares of Class A Common Stock with shared voting or dispositive power.
(6)	Includes an aggregate grant of 13,661 shares of Class A Common Restricted Stock (without any reduction for sales of such restricted stock) which vest in one-third increments on November 6, 2016, 2017, and 2018 unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest), an aggregate grant of 11,270 shares of Class A Common Restricted Stock which vest in one-third increments on November 6, 2017, 2018, and 2019 unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest), and an aggregate grant of 15,415 shares of Class A Common Restricted Stock which vest on one-third increments on November 6, 2018, 2019, and 2020, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest). In addition, includes 5,992 shares owned indirectly through the Company’s 401(k) Plan. Also, includes 1,778 shares of Class A Common Stock with shared voting or dispositive power.
(7)	According to its Form 4 filed with the SEC on June 14, 2017, TowerView LLC, a Delaware limited liability company controlled by Daniel R. Tisch, has sole voting and dispositive power with respect to 1,161,936 shares. The principal address of TowerView LLC is 460 Park Avenue, New York, New York, 10022.
(8)	According to their most recent joint Schedule 13G/A filed with the SEC on February 14, 2018, T. Rowe Price Associates, Inc., an investment adviser, and T. Rowe Price Small-Cap Value Fund, Inc., an investment company, have sole voting power with respect to 92,789 and 596,412 shares, respectively, and have sole dispositive power with respect to 689,201 and 0 shares, respectively. Their principal address is 100 E. Pratt Street, Baltimore, Maryland 21202.
(9)	According to its most recent Schedule 13G/A filed with the SEC on January 23, 2018, Royce & Associates, LP is an investment adviser, and has sole voting and dispositive power with respect to 602,259 shares. The principal address of Royce & Associates, LP is 745 Fifth Avenue, New York, New York 10151.

(10)	According to its most recent joint Schedule 13G/A filed with the SEC on January 10, 2018, the 523,556 shares reported reflect securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, as a parent holding company, certain of its subsidiaries and affiliates, and other companies. Sole power to vote or direct the voting of 101,694 shares resides with the boards of trustees of various investment companies advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC. FMR LLC, certain of its subsidiaries and affiliates, and other companies have sole dispositive power with respect to 523,556 shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, and as such, may be deemed to form a controlling group with respect to FMR LLC. The principal address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(11)	According to its most recent Schedule 13G/A filed with the SEC on February 9, 2018, Dimensional Fund Advisors LP (“Dimensional Fund”) is an investment adviser to four investment companies and an investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (the “Funds”), and in certain cases, its subsidiaries may act as an adviser or sub-adviser to certain of the Funds. Dimensional Fund and its subsidiaries may be deemed to be the beneficial owner of shares owned by the Funds. Dimensional Fund disclaims beneficial ownership of such shares. The principal address of Dimensional Fund is Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(12)	According to its most recent Schedule 13G/A filed with the SEC on January 23, 2018, BlackRock, Inc., as a parent holding company, has sole voting power with respect to 280,265 and sole dispositive power with respect to 283,006 shares held by various of its subsidiaries. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

PROPOSAL 1 — ELECTION OF DIRECTORS

The persons named below have been nominated for election as directors at the Annual Meeting. The directors who are elected shall hold office until the 2019 Annual Meeting of Stockholders and the election and qualification of their successors. It is intended that the two persons named in the first part of the following list will be elected by the holders of Class A Common Stock voting as a separate class with each share of Class A Common Stock entitled to one vote per share, and that the four persons named in the second part of the list will be elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. This means the director nominees receiving the highest number of “FOR” votes will be elected as directors.

All nominees are members of the present Board. Each of the nominees for director has consented to being named a nominee in this proxy statement and has agreed to serve as a director, if elected at the Annual Meeting. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board may select.

The following table provides information as of the date of this proxy statement about each nominee. The information presented includes information that each director has given us about his age, all positions he holds, and his principal occupation and business experience for at least the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees, as required by our Corporate Governance Guidelines, possess the highest personal and professional ethics, integrity and values and are committed to representing the long-term interests of the stockholders as a whole. Further, each nominee has demonstrated business acumen as well as a commitment of service to our Board.

The Board recommends a vote “FOR” each of the following nominees:

Name and Age	Principal Occupation During the Past Five Years	Director Since
Directors to be elected by holders of Class A Common Stock:
Roy F. Coppedge III, 70	Senior Advisor, BV Investment Partners (formerly Boston Ventures Management) from 2012 to 2017. From 1983 to 2012, Mr. Coppedge was Managing Director of BV Investment Partners.	June 2013
We believe that Mr. Coppedge’s qualifications to sit on our Board include his more than twenty-five years in the private equity investment industry, primarily at a firm that has made investments in seventy-eight private companies that have operated in the specific industries: media, communications, broadcasting, entertainment, and information and business services.
Timothy J. Clarke, 73	President and Owner, Clarke Company from 1987 to present.	December 2013
We believe that Mr. Clarke’s qualifications to sit on our Board include his more than twenty-five years in the advertising and public relations industry, including twenty as president of a full service advertising and public relations agency servicing markets that included radio and television.

Name and Age	Principal Occupation During the Past Five Years	Director Since
Directors to be elected by holders of Class A and Class B Common Stock, voting together:
Edward K. Christian, 73	President, CEO and Chairman of Saga Communications, Inc. and its predecessor since 1986.	March 1992
We believe that Mr. Christian’s qualifications to sit on our Board include his more than forty years of professional service in the broadcast industry, including his more than twenty-five years as our founder and our Chairman, CEO, and President.
G. Dean Pearce, 56	CEO of Pearce Development, LLC and a member of the Executive Board of the Radio Music License Committee.	May 2017
We believe that Mr. Pearce’s qualifications to sit on our Board include his thirty years in the broadcast industry, including the creation of his own broadcast enterprise, Apex Media Corporation, and senior positions in Progressive Communications and Radio South, owners of highly successful radio properties in the southeast.
Gary G. Stevens, 78	Managing Director, Gary Stevens & Co. (a media broker) since 1988. From 1977 to 1985, Mr. Stevens was Chief Executive Officer of the broadcast division of Doubleday & Co. From 1986 to 1988, Mr. Stevens was a Managing Director of the then Wall Street investment firm of Wertheim, Schroder & Co.	July 1995
We believe that Mr. Stevens’ qualifications to sit on our Board include his more than fifty years in the broadcast industry, including eight as chief executive officer of a major broadcast group. In addition, his experience as a managing director of an investment firm and his knowledge of capital and finance are of significant value to the Company.
Clarke R. Brown, Jr., 77	Retired; President of Jefferson-Pilot Communications Company from 1991 to June 2005.	July 2004
We believe that Mr. Brown’s qualifications to sit on our Board include his thirty-eight years in the broadcast industry, including fourteen years as President of the radio division of a then-public company.

CORPORATE GOVERNANCE

We are committed to having sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our stockholders. Our business affairs are conducted under the direction of our Board. Our Board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible and ethical manner.

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for both the Finance and Audit Committee and the Compensation Committee are posted on the “Investor Relations —  Corporate Governance” page of our website at www.sagacommunications.com, and will be provided free of charge to any stockholder upon written request to our corporate Secretary at our corporate headquarters.

We are a “controlled company” under the NYSE American’s corporate governance listing requirements because more than 50% of the combined voting power of our Common Stock (Class A and Class B shares) is held by Mr. Christian, our President, CEO, and Chairman. Mr. Christian owns approximately 64% of the combined voting power of our Class A and Class B Common Stock with respect to those matters on which Class B Common Stock is entitled to ten votes per share. As such, we are not required: (i) to have a majority of our directors be “independent,” (ii) to have the compensation of our CEO determined or recommended to a board of directors by a compensation committee comprised of independent directors or by a majority of the independent directors on such board of directors, or (iii) to have director nominations either selected, or recommended for the board of directors’ selection, by either a nominating committee comprised solely of independent directors or by a majority of the independent directors. Although not required, we have, as disclosed below, adhered to (i) and (ii) above.

Board of Directors

Director Independence

Our Board has determined that Mr. Brown, Mr. Clarke, Mr. Coppedge, and Mr. Stevens are “independent” directors within the meaning of the NYSE American’s listing requirements and based on the Board’s application of the standards of independence set forth in our Corporate Governance Guidelines. Mr. David B. Stephens, who served as a director of the Company in 2017 until the election of directors at the 2017 Annual Meeting of Stockholders, was also considered an “independent” director. Prior to the election of directors, and following the election of directors at the Annual Meeting, independent directors constituted, and will constitute, respectively, a majority of the Board.

Board Meetings; Lead Director

Our Board held a total of six meetings during 2017. Each incumbent director attended at least 75% of the total number of meetings of the Board and any committees of the Board on which he served during 2017. Although not required, two of our directors attended the 2017 Annual Meeting of Stockholders. The Board has designated the longest serving independent member of the Board, Mr. Stevens, as the Lead Director to preside at regularly scheduled non-management executive sessions of the Board.

Communications with the Board

Stockholders and interested parties may communicate with the Board or any individual director by sending a letter to Saga Communications, Inc., 73 Kercheval Ave., Grosse Pointe Farms, Michigan 48236, Attention: Lead Director (or any individual director or directors). The CFO or the corporate Secretary will receive the correspondence and forward it to the Lead Director or to the individual director or directors to whom the communication is directed. The CFO and the corporate Secretary are authorized to review, sort and summarize all communications received prior to their presentation to the Lead Director or to the individual director or directors to whom the communication is addressed. If such communications are not a proper matter for Board attention, such individuals are authorized to redirect such communication to the appropriate department. For example, stockholder requests for materials or information will be redirected to investor relations personnel.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, along with certain charters of the Board’s committees, provide the framework under which we are governed. The Corporate Governance Guidelines address the functions and responsibilities of our Board and provide a consistent set of principles for the Board members and management to follow while performing their duties. The Corporate Governance Guidelines are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 and the NYSE American’s listing requirements. Our Corporate Governance Guidelines address, among other things:

•	director qualification and independence standards;
•	the duties and responsibilities of the Board and management;
•	regular meetings of the independent directors;
•	how persons are nominated by the Board for election as directors;
•	limitations on Board service;

•	the principles for determining director compensation;
•	the organization and basic function of Board committees;
•	the annual compensation review of the CEO and other executive officers;
•	the Board’s responsibility for maintaining a management succession plan;
•	director access to senior management and the ability of the Board and its committees to engage independent advisors; and
•	the annual evaluation of the performance of the Board and its committees.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all of our directors, officers, and employees, including the CEO, CFO, and Corporate Controller. The Code of Business Conduct and Ethics addresses those areas in which we must act in accordance with law or regulation, and also establishes the responsibilities, policies, and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Any amendments to the Code of Business Conduct and Ethics applying to, as well as any waivers granted to, the CEO, CFO, Corporate Controller or person performing similar functions relating to the code of ethics definition enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be disclosed on our website.

Board Committees and Their Functions

Our Board has a Finance and Audit Committee and a Compensation Committee. The charters of the Finance and Audit Committee and the Compensation Committee are available on our website.

Finance and Audit Committee

The members of the Finance and Audit Committee currently consist of Messrs. Clarke, Coppedge, and Pearce. Mr. Clarke is the Chairman of the Finance and Audit Committee. The Board designated Mr. Clarke as an “audit committee financial expert” as that term is defined in the SEC rules. The Board has determined that all members of the Finance and Audit Committee are independent as required by the rules of the SEC, and that Messrs. Clarke and Coppedge are independent under the NYSE American’s listing requirements. Additionally, Mr. David B. Stephens, who served on the Finance and Audit Committee in 2017 up until the 2017 Annual Meeting of Stockholders, was considered “independent” under the SEC rules and the NYSE American listing requirements. Mr. Pearce is not considered “independent” under the NYSE American listing requirements as a result of his ownership and position in each of Apex Media Corporation (“AMC”) and Pearce Development, LLC f/k/a Apex Real Property, LLC (“ARP”). Mr. Pearce owns all of the issued and outstanding equity interests in each of AMC and ARP, and also serves as President of each of these companies. As discussed further under “Certain Business Relationships and Transactions with Directors and Management” below, effective as of September 1, 2017, we purchased from AMC and ARP substantially all of the assets related to the operation of certain South Carolina radio and translator stations. While Mr. Pearce is considered independent under the SEC rules, because he is the owner and President of each of AMC and ARP, Mr. Pearce is not considered “independent” under the NYSE American listing requirements. However, given Mr. Pearce’s experience handling numerous tax returns and statements, supervising internal books and corporate accountants, and collaborating with outside accounting firms to produce tax returns, we believe Mr. Pearce’s membership on the Finance and Audit Committee is required by the best interests of the Company and its stockholders.

The Finance and Audit Committee is responsible for retaining and overseeing our independent registered public accounting firm and approving the services performed by it; for overseeing our financial reporting process, accounting principles, the integrity of our financial statements, and our system of internal accounting controls; and for overseeing our internal audit function. The Finance and Audit Committee is also responsible for overseeing our legal and regulatory compliance and ethics programs. The Finance and Audit Committee operates under a written charter. The Finance and Audit Committee held four meetings in 2017. See “Finance and Audit Committee Report” below.

Compensation Committee

The Compensation Committee consists of Messrs. Brown and Stevens, each of whom is independent under the NYSE American’s listing requirements. Mr. Stevens is the Chairman of the Compensation Committee. The Compensation Committee is responsible for making a recommendation of the compensation of the CEO without management present, with such recommendation then presented to the Board for final determination. With respect to the compensation of the other executive officers, the CEO provides input and makes recommendations to the Compensation Committee, the Compensation Committee then makes a recommendation to the Board, and the Board decides the compensation to be paid to such executive officers. The Compensation Committee also reviews director compensation and makes recommendations to the Board for the Board’s approval with respect to such review.

The Compensation Committee is also responsible for administering our stock plans, our Second Amended and Restated 2005 Incentive Compensation Plan (“2005 Incentive Compensation Plan”), and the Chief Executive Officer Annual Incentive Plan, as amended (“CEO Plan”), except to the extent that such responsibilities have been retained by the Board. The Compensation Committee has delegated to management certain day-to-day operational activities related to the stock and incentive compensation plans. The Compensation Committee operates pursuant to a written charter. The Compensation Committee held six meetings in 2017. See “Compensation Committee Report” below.

Under its charter, the Compensation Committee has the authority to retain and terminate any independent legal, financial, or other advisers it considers necessary to carry out its responsibilities without conferring with or obtaining the approval of management or the Board. This authority includes the authority to retain and terminate any compensation consultant used to assist in evaluation of director, CEO, or executive officer compensation. Under the charter, the Company is required to provide the Compensation Committee with sufficient funding to exercise its authority.

Director Nomination Process

The Board does not have a nominating committee. Rather, due to the size of the Board and the Board’s desire to be involved in the nomination process, the Board as a whole identifies and evaluates each candidate for director, and recommends a slate of director nominees to the stockholders for election at each annual meeting of stockholders. Stockholders may recommend nominees for election as directors by writing to the corporate Secretary.

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended nominees, the Board considers the following qualifications: relevant management and/or industry experience; high personal and professional ethics, integrity and values; a commitment to representing the long-term interests of our stockholders as a whole rather than special interest groups or constituencies; independence pursuant to the NYSE American’s guidelines; and an ability and willingness to devote sufficient time to carrying out his or her duties. The Company’s Corporate Governance Guidelines also provide that the Company endeavors to have a Board representing a diverse experience in areas that are relevant to the Company’s activities. All of our directors have relevant management and/or industry experience which they use to provide valuable advice and direction in connection with their oversight of the Company. Every director has been an executive officer responsible for leading and managing his company’s operations. With respect to the nomination of continuing directors for re-election, each individual’s contributions to the Board are also considered. The Company believes that the backgrounds and qualifications of the directors provide a significant composite mix of experience, knowledge and abilities that permit the Board to fulfill its oversight responsibilities. Nominees are not selected or discriminated against on the basis of gender, national origin, disability, race, religion, sexual orientation, or any other basis proscribed by law.

Identifying Director Nominees; Consideration of Nominees of the Stockholders

While the Board does not have a charter detailing the director nomination process, the Board may employ a variety of methods for identifying and evaluating director nominees. The Board regularly assesses the size of the Board, the need for particular expertise on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board considers various potential candidates for director which may come to the Board’s attention through current Board members, professional search firms, stockholders, or other persons. These candidates are evaluated at regular or special meetings of the Board, and may be considered at any point during the year.

The Board will consider candidates recommended by stockholders when the nominations are properly submitted. The deadlines and procedures for stockholder submissions of director nominees are described below under “Stockholder Proposals and Director Nominations for Annual Meetings.” Following verification of the stockholder status of persons recommending candidates, the Board makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Board as part of its review. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Board, a potential candidate nominated by a stockholder is treated like any other potential candidate during the review process by the Board.

Board Leadership Structure

The Board believes that the Company’s CEO is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Chairman/CEO is totally immersed in the Company’s day-to-day operations and is in the best position to bring his ideas to the independent directors. The independent directors can then use their collective experience, oversight, and expertise to bear in determining the strategies and priorities the Company should follow. The Board believes that the combined role of Chairman and CEO promotes the best interests of the Company and makes the best use of the expertise of the Chairman/CEO and his unique insights into the challenges facing the Company, the opportunities available to the Company, and the operations of the Company. Together, the Chairman/CEO and independent directors develop the strategic direction of the Company. Once developed, management is accountable for the execution of the strategy. The Board believes that this is the appropriate balance of having a fully informed Chairman and independent oversight. In connection with this, the Company’s Corporate Governance Guidelines provide that the independent directors shall meet at least annually in executive session without management or non-independent directors present and that the longest serving independent member of the Board is designated as the “Lead Director” and will preside at such meetings. The Corporate Governance Guidelines also provide that if an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO and the Lead Director. Further, the Corporate Governance Guidelines provide, as set forth in further detail above, that stockholders wishing to contact the Board may address their correspondence to the Lead Director (or any individual director).

The Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, and strategic (with respect to the Company as a whole and with respect to each station and the markets in which each station is located). The Board receives these reports from the appropriate officer within the organization to enable it, pursuant to the Corporate Governance Guidelines, to assess the major risks facing the Company and review options for their mitigation. The Finance and Audit Committee, pursuant to the Finance and Audit Committee’s charter, is required to discuss policies with respect to risk assessment and risk management as relates to the Company’s financial statements and financial reporting process. During the meeting of the Board, the Chairman or any other member of the Finance and Audit Committee reports on any applicable discussion relating to risk to the Board.

FINANCE AND AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Our management is responsible for the preparation, presentation, and integrity of our financial statements, the accounting and financial reporting principles, and the internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for an integrated audit of our financial statements and internal control over financial reporting. The integrated audit is designed to express an opinion on our consolidated financial statements and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Finance and Audit Committee’s responsibility is generally to monitor and oversee these processes.

In performing its oversight function, the Finance and Audit Committee:

•	Met to review and discuss our audited financial statements for the year ended December 31, 2017 with our management and our independent auditors;
•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	Received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Finance and Audit Committee concerning independence, and discussed the independent auditors’ independence with them.

While the Finance and Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Finance and Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management. The independent registered public accounting firm is responsible for planning and conducting its audits.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Finance and Audit Committee referred to above and in its charter, the Finance and Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Finance and Audit Committee
Timothy J. Clarke (Chair), Roy F. Coppedge III, and G. Dean Pearce

PROPOSAL 2 — TO APPROVE THE AMENDMENT OF THE
2005 INCENTIVE COMPENSATION PLAN

The Board is requesting that stockholders vote in favor of amendment of the 2005 Incentive Compensation Plan (the “Amendment”) to (i) extend the period of time that grants may be made under the plan from any time prior to September 6, 2018 to any time prior to September 6, 2023 and (ii) increase the number of authorized shares by 90,000 shares of Class B Common Stock. There are no other amendments to the 2005 Incentive Compensation Plan being requested at this time. A copy of the proposed amendment is provided as Appendix A to this proxy statement.

The 2005 Incentive Compensation Plan is the sole active plan for providing equity incentive compensation to eligible employees and non-employee directors. The Board believes that the Amendment is in the best interest of stockholders, as continuing to grant equity awards under the plan helps to attract, motivate, and retain talented employees and non-employee directors, align employee and stockholder interests and maintain a culture based on employee stock ownership. Equity is an important component of total compensation for our employees.

Securities Authorized for Issuance Under Equity Compensation Plan Information

The following table sets forth as of December 31, 2017, the number of securities outstanding under our equity compensation plans, the weighted average exercise price of such securities and the number of securities available for grant under these plans:

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options Warrants, and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Column (a))
Equity Compensation Plans Approved by Stockholders:
Employees’ 401(k) Savings and Investment Plan	—		$—		520,665
2005 Incentive Compensation Plan	96,639	(1)	$0.00	(2)	368,749
Equity Compensation Plans Not Approved by Stockholders:
None	—				—
Total	96,639				889,414

(1)	All 96,639 shares are restricted stock.
(2)	Weighted-Average Exercise Price is $0.00 as all shares are restricted stock.

The 2005 Incentive Compensation Plan

As described in the summary below, the 2005 Incentive Compensation Plan provides for the grant of performance awards. Among other reasons, the use of performance goals were designed to qualify such bonus payments as “qualified performance-based compensation” and be fully deductible and exempt from the $1 million limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) on the Company’s deduction for federal income tax purposes for certain compensation paid to “covered employees” (generally, the top five named executive officers in the Summary Compensation Table) of a publicly held corporation. Comprehensive federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (H.R.1), which was signed into law on December 22, 2017 (the “Act”), eliminated the performance-based compensation exception to the $1 million limitation, beginning January 1, 2018. No amendment to the 2005 Incentive Compensation Plan due to the Act is being requested at this time. The Company is continuing to monitor regulations and other guidance expected pursuant to the Act in consideration of whether any amendment may be warranted in the future as a result of the Act. Awards granted by the Compensation Committee under the 2005 Incentive Compensation Plan may or may not include performance goals as determined in the sole discretion of the Compensation Committee, and the Amendment makes no change to this feature of the plan.

Approval of the amendment to the 2005 Incentive Compensation Plan requires the affirmative majority vote of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together, entitled to vote as of the record date, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. Holders of a majority vote of our outstanding shares of Common Stock have indicated to us that they intend to vote in favor of the 2005 Incentive Compensation Plan. The following is a summary of the two changes included in the Amendment:

Extension of Term.  The Amendment extends the date for making awards from September 6, 2018 to September 6, 2023.

Increase in Number of authorized Shares.  The Amendment increases the number of authorized shares of Class B Common Stock to 370,000, as detailed in the table below:

Equity Plan Share Reservation(1)	Class A	Class B	Total
Total shares authorized under the 2005 Incentive Compensation Plan	620,000	280,000	900,000
Shares awarded from May 2005 through April 18, 2018	(486,855)	(203,384)	(690,239)
Forfeitures added back to share reserve May 2005 through April 18, 2018	141,329	13,810	155,139
Shares available to be granted as of April 18, 2018	274,474	90,425	364,899
Additional shares requested under the Amendment	0	90,000	90,000
Total shares available for issuance from May 2018 through September 2023	274,474	180,425	454,899
Total authorization of shares from May 2005 through September 2023	620,000	370,000	990,000

(1)	Numbers have been adjusted for the January 28, 2009 1 for 4 reverse stock split and the January 14, 2013 4 for 3 stock split.

A summary of the material terms of the 2005 Incentive Compensation Plan is set forth below. The summary is qualified in its entirety by reference to the actual text of the 2005 Incentive Compensation Plan, which was filed as Appendix A to the Company’s Consent Solicitation (file No. 001-11588) filed on September 17, 2013.

Summary of Material Terms of the 2005 Incentive Compensation Plan

1. General

The 2005 Incentive Compensation Plan provides for the grant of restricted stock, restricted stock units, incentive stock options, nonqualified stock options, and performance awards, including cash to participants of the Company and its subsidiaries. Such awards are not mandatory, but are made in the discretion of the Compensation Committee. Eligible participants under the 2005 Incentive Compensation Plan are current executive officers (five persons), current officers who are not executive officers (approximately twenty-seven persons), and non-employee directors (five persons). Currently, grants may be made under the 2005 Incentive Compensation Plan at any time prior to September 6, 2018. The Amendment extends that period of time for five years to any time prior to September 6, 2023. A total of 620,000 shares of Class A Common Stock and 280,000 shares of Class B Common Stock are currently authorized for issuance under the 2005 Incentive Compensation Plan. The Amendment would increase the number of shares authorized for issuance under the 2005 Incentive Compensation Plan to 620,000 shares of Class A Common Stock and 370,000 shares of Class B Common Stock. Only Mr. Christian is eligible to receive awards denominated in Class B Common Stock. The maximum number of shares that may be awarded in any one fiscal year of the Company to a participant in the 2005 Incentive Compensation Plan in respect of stock options, shares of restricted stock, shares evidenced by restricted stock units and shares issuable as performance awards is 75,000. The maximum dollar value payable to a participant in the 2005 Incentive Compensation Plan in respect of awards that are valued in property other than Common Stock is the lesser of $1,000,000 or 2.99 times the participant’s base salary for that year. These amounts are subject to adjustment for stock splits and certain other corporate events.

The total value of any annual award to a participant on the date of grant depends on the participant’s group and is a percentage of base salary (for an employee) or of cash retainer (for a director who is not an employee) as determined by the Compensation Committee from an Award Range, as follows:

Award Group	Award Range
Chief Executive Officer	75% – 125%
Senior Vice President and Executive Vice President	30% – 50%
General Manager and other Employees	10% – 30%
Directors who are not Employees	50% – 75%

2. Administration

The 2005 Incentive Compensation Plan is administered by the Compensation Committee of the Board or by the Board acting as the Compensation Committee. Unless otherwise specified in the 2005 Incentive Compensation Plan, the Compensation Committee has the power to select the recipients of awards and has broad power to determine the terms of awards and to change such terms in various ways subsequent to grant, including among others, accelerating the exercisability of stock options, waiving or modifying transfer restrictions, and extending the post-termination exercise period of stock options. In addition, the Compensation Committee determines the percentage of base salary (for an employee) or of cash retainer (for a director) from the Award Range which comprises the value of any annual award to a participant based on his Award Group as described above. The Compensation Committee interprets the 2005 Incentive Compensation Plan and makes all determinations necessary for its administration. The decision of the Compensation Committee on any question concerning interpretation or administration is final and binding on all participants. The Board is permitted by the 2005 Incentive Compensation Plan to terminate the 2005 Incentive Compensation Plan, or the grant of awards under the 2005 Incentive Compensation Plan, at any time. The Board may amend or modify the 2005 Incentive Compensation Plan at any time and from time to time, but no amendment or modification, without the approval of the stockholders of the Company, shall (i) materially increase the benefits accruing to participants under the 2005 Incentive Compensation Plan; (ii) increase the amount of Common Stock for which awards may be made under the 2005 Incentive Compensation Plan; (iii) change the provisions relating to the eligibility of individuals to whom awards may be made under the 2005 Incentive Compensation Plan; or (iv) permit the repricing of stock options. In addition, the Board may not amend the 2005 Incentive Compensation Plan in a manner requiring approval of the stockholders of the Company under the rules of the NYSE American or such other stock exchange or stock market, including NASDAQ, without obtaining the approval of the stockholders.

3. Stock Options

Stock options granted under the 2005 Incentive Compensation Plan may be either incentive stock options under Section 422 of the Code or nonqualified stock options. The terms of stock options granted under the 2005 Incentive Compensation Plan, including any vesting requirements, are set forth in an agreement between the Company and the recipient and are determined by the Compensation Committee, unless specified in the 2005 Incentive Compensation Plan. The exercise price cannot be less than the fair market value of the shares on the date of grant.

Stock options granted under the 2005 Incentive Compensation Plan become exercisable at such times as the Compensation Committee determines and expire not later than ten years after grant. Under the form of nonqualified stock option agreement adopted by the Compensation Committee, one-third of the nonqualified stock options granted vest on the first year anniversary of the date of grant and each of the two years thereafter. Under the form of stock option agreement, the stock option may be exercised for a period of ten years from the date of grant. Payment for shares and withholding taxes on shares to be acquired upon exercise of stock options granted under the 2005 Incentive Compensation Plan may be made (a) in cash or by check; (b) by tendering shares of Common Stock which are freely owned and held by the participant; (c) by the Company purchasing that number of shares of Common Stock subject to stock option sufficient to pay the exercise price; (d) by reduction of the number of shares otherwise deliverable upon exercise of such stock option equal to the aggregate exercise price of the shares exercised; (e) in any other form of legal consideration that may be acceptable to the Compensation Committee; (f) by using the cashless exercise procedure between the Company and the participant’s broker; or (g) in any combination of the above.

4. Restricted Stock Awards and Restricted Stock Units

The 2005 Incentive Compensation Plan provides for the grant of restricted shares or restricted stock units. Such grant may vest over a period of time and include such other terms as are set forth in an agreement between the Company and the participants and as determined by the Compensation Committee unless specified in the 2005 Incentive Compensation Plan. Under the form of restricted stock agreement adopted by the Compensation Committee, one-third of the restricted stock granted vest on the first year anniversary of the date of grant and each of the two years thereafter. The Company may, among other methods, withhold vested restricted stock or Common Stock upon satisfaction of vesting or other requirements to pay withholding taxes. A restricted stock unit is the right to receive restricted shares or an equivalent value in cash. If the Compensation Committee grants awards of restricted stock or restricted stock units, it may condition such grants on the recipients having attained specified performance goals (or combination thereof) during a specified performance period. The performance goals which may be considered by the Compensation Committee include the following, which may be specified on a consolidated, same station, pro forma, per share and/or segment basis: (i) earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings); (ii) revenue (as measured by operating revenue or net operating revenue); (iii) cash flow; (iv) free cash flow; (v) broadcast cash flow, margins and/or margin growth; (vi) earnings and/or revenue growth; (vii) working capital; (viii) market capitalization; (ix) market revenue performance; (x) achievement and/or maintenance of target stock prices; (xi) stock price growth; (xii) return on equity; (xiii) return on investment; and (xiv) return on assets/net assets. Awards granted by the Compensation Committee under the 2005 Incentive Compensation Plan may or may not include performance goals as determined in the sole discretion of the Compensation Committee. Under the form of restricted stock agreement adopted by the Compensation Committee, the holder of restricted shares or shares subject to a restricted stock unit have rights as a stockholder of the Company, including the right to vote and receive dividends with respect to such shares. Restricted shares and restricted stock units are generally subject to certain forfeiture conditions and may not be transferred by the recipient until such restrictions have been satisfied. Until employees are no longer employees and until non-employee directors cease serving as directors, they are required to retain 50% of any net award of restricted stock.

5. Performance Awards

The 2005 Incentive Compensation Plan also provides for the grant of performance awards. A performance award is a right, contingent upon the attainment of performance goals within a specified performance period, to receive cash, shares of Common Stock, which may be restricted stock or restricted stock units, or a combination of both. All of the terms relating to the satisfaction of performance goals, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award, and any other terms and conditions of any performance award, including the effect upon such award of termination of the recipient’s status as an employee, are determined by the Compensation Committee and included in an agreement between the recipient and the Company.

Restrictions on transfer of performance awards will lapse and the award will be payable upon completion of written objective performance goals, as determined by the Compensation Committee using one or more of the following criteria, which may be specified on a consolidated, same station, pro forma, per share and/or segment basis: (i) earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings); (ii) revenue (as measured by operating revenue or net operating revenue); (iii) cash flow; (iv) free cash flow; (v) broadcast cash flow, margins and/or margin growth; (vi) earnings and/or revenue growth; (vii) working capital; (viii) market capitalization; (ix) market revenue performance; (x) achievement and/or maintenance of target stock prices; (xi) stock price growth; (xii) return on equity; (xiii) return on investment; and (xiv) return on assets/net assets. The performance period is determined by the Compensation Committee and may be from one to five years. Awards granted by the Compensation Committee under the 2005 Incentive Compensation Plan may or may not include performance goals as determined in the sole discretion of the Compensation Committee.

6. Termination and Change in Control

Unless otherwise provided in the applicable award agreement, and except as disclosed below with respect to a change in control, any portion of a stock option which is not yet exercisable will be forfeited if the holder’s status as an employee or, as applicable, as a non-employee director, is terminated for any reason, and (ii) any portion of a restricted stock grant or restricted stock unit which is not yet transferable and any portion of a performance share award with respect to which performance goals have not yet been achieved will be forfeited if the holder’s status as an employee or, as applicable, as a non-employee director, is terminated for any reason.

Under the form of nonqualified stock option agreement adopted by the Compensation Committee, the exercisable portion of a stock option will terminate at various times after the holder’s status as an employee or, as applicable, as a non-employee director, terminates, based upon the reason for the termination. If status is terminated for cause as defined in the 2005 Incentive Compensation Plan, any unexercised portion of a stock option immediately terminates. If status terminates due to death or disability, then the stock option is exercisable until the earlier of the date the stock option would otherwise have terminated or the first anniversary of such death or disability. If the participant’s (1) status terminates due to retirement, or (2) the participant is terminated involuntarily (other than for cause or due to death or disability) within six months following a change in control, then the exercisable portion of the option may be exercised until the stock option would otherwise have expired in the absence of termination. If status terminates for any other reason, then the stock option terminates when the stock option otherwise expires or three months after termination of status, whichever is earlier. The Compensation Committee, however, has discretion under the 2005 Incentive Compensation Plan to accelerate the exercisability of stock options, extend the exercise period of a stock option (but not past the tenth anniversary of the grant date) and waive certain restrictions or conditions applicable to restricted stock, restricted stock units or performance share awards, and such acceleration and waiver will occur automatically, unless otherwise provided in the award agreement, upon a “change in control” of the Company. The form of nonqualified stock option agreement adopted by the Compensation Committee provides that all stock options become fully vested and exercisable in full upon the occurrence of a change in control or if the Compensation Committee determines that a change in control has occurred if the Optionee is an employee or non-employee director upon the occurrence or deemed occurrence of a change in control. The definition of “change in control” includes persons acquiring more than 30% of the total voting power of the Company, a change in the majority of the members of the Board during any period of twelve consecutive months by directors whose appointment or election was not endorsed by a majority of the directors prior to appointment or election, or approval by stockholders of a plan of complete liquidation of the Company, an agreement for the sale of all or substantially all of the assets of the Company and certain mergers, consolidations or reorganizations.

7. Clawback Provision

By accepting an award pursuant to an award agreement, a participant agrees to be bound by the Company’s Clawback Policy, as it may be amended. Under the Company’s Clawback Policy, in the event of an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. federal securities laws, the independent members of the Board and/or the Compensation Committee has the right to use reasonable efforts to cancel and clawback awards granted as incentive-based compensation to, and recover from, any of our current or former directors, officers and employees who received incentive-based compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, any excess incentive-based compensation awarded as a result of the misstatement. In addition, in the event of the fraud, theft, embezzlement or willful misconduct of any such director, officer or employee (the “Fraud”), the Board and/or the Compensation Committee has the right to use reasonable efforts to cancel and clawback awards granted as incentive-based compensation to, and recover from, any such director, officer and employee who received incentive-based compensation during the three-year period preceding the Fraud, an appropriate and reasonable amount of the incentive-based compensation awarded irrespective of whether there was an accounting restatement.

8. Federal Income Tax Consequences

Stock option grants under the 2005 Incentive Compensation Plan may either be incentive stock options under Section 422 of the Code or nonqualified stock options governed by Section 83 of the Code. Generally, no taxable income is recognized by a participant upon the grant of a stock option and no deduction is taken by the Company. Under current tax laws, when an incentive stock option is exercised, the participant has no taxable income provided that applicable holding periods have been satisfied and the Company receives no tax deduction. When a participant exercises a nonqualified stock option, he or she will have taxable income equal to the difference between the fair market value of the Class A Common Stock on the exercise date and the stock option exercise price. The Company will be entitled to a corresponding deduction on its federal income tax return. The tax treatment for a participant upon a disposition of shares acquired through the exercise of a stock option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a nonqualified stock option. The Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option if such disposition occurs before the applicable holding periods have been satisfied.

In general, a participant who receives a restricted stock or restricted stock unit award, and who has not made an election under Section 83(b) of the Code to be taxed upon receipt, will have taxable income equal to the fair market value of the stock at the earlier of the first time the rights of the participant are transferable or the restrictions, such as vesting, have been satisfied. The Company is entitled to a tax deduction when the participant recognizes income.

A participant who is awarded performance awards will not recognize taxable income and the Company will not receive a tax deduction at the time the award is made. When a participant receives payment for performance awards in shares of Common Stock or cash, the fair market value of the shares or the amount of the cash received will be ordinary income to the participant and the Company will receive a tax deduction. However, if any shares of Common Stock used to pay out earned performance awards are non-transferable and there is a substantial risk that such shares will be forfeited (for example, because the Compensation Committee conditions those shares on the performance of future services), the taxable event is deferred until either the risk of forfeiture or the restriction on transferability lapses. In this case, the participant may be able to make an election under Section 83(b) of the Code to be taxed upon receipt. The Company is entitled to a corresponding tax deduction at the time ordinary income is recognized by the participant.

The foregoing is only a summary of the effect of U.S. federal income taxation upon recipients of awards and the Company with respect to the grant and exercise of awards under the 2005 Incentive Compensation Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any municipality, state or foreign country in which the participant’s income or gain may be taxable.

The Board recommends that the stockholders vote “FOR” the Amendment of the 2005 Incentive Compensation Plan.

PROPOSAL 3 — TO RATIFY APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the Finance and Audit Committee’s charter, each year the Finance and Audit Committee appoints the Company’s independent auditor, after considering, among other things, the independent auditor’s independence, its services, and its fees for audit and non-audit services. After considering these matters, the Finance and Audit Committee appointed UHY to be our independent registered public accounting firm for the fiscal year ended December 31, 2018.

The Board is asking the stockholders to ratify the appointment of UHY. The holders of the Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In accordance with Delaware General Corporation Law the appointment will be ratified by a majority vote of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting. Although stockholder ratification of the appointment is not required, if the stockholders do not ratify the appointment, the Finance and Audit Committee will consider such vote in its decision to appoint the independent registered public accounting firm for 2019.

The Finance and Audit Committee and the Company’s Board believe that the retention of UHY as the Company’s independent registered public accounting firm is in the best interest of the Company and its shareholders. Representatives of UHY are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

Fees Paid to UHY LLP

The following table presents the fees paid by us for professional services rendered by our current independent registered public accounting firm, UHY LLP, for the fiscal years ended December 31, 2017 and 2016.

Fee Category	2017 Fees	2016 Fees
Audit fees	$292,941	$279,596
Audit-related fees	$35,000	$43,463
Tax fees	$47,553	$33,650
All other fees	$—	$—
Total fees	$375,494	$356,709

Audit Fees

Audit fees were for professional services rendered and expenses related to the audit of our consolidated financial statements, audit of internal controls, and reviews of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees

Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “audit fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees

Tax fees were for professional services for federal, state and local tax compliance for the Company’s income tax returns and benefit plans.

Policy for Pre-Approval of Audit and Non-Audit Services

The Finance and Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent auditors are permitted to perform for us under applicable federal securities regulations. As permitted by the applicable regulations, the Finance and Audit Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed by the Finance and Audit Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others. The Finance and Audit Committee has delegated to the Chair of the Finance and Audit Committee the authority to approve permitted services provided that the Chair reports any decisions to the Finance and Audit Committee at its next scheduled meeting.

The pre-approval policy was implemented effective as of May 6, 2003, as required by the applicable regulations. All engagements of the independent auditor to perform any audit services and non-audit services since that date have been pre-approved by the Finance and Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.

The Board recommends a vote “FOR” ratification of the appointment of UHY LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis outlines our compensation objectives and policies for our executive officers. It explains how we make executive compensation decisions, the data we use, and the reasoning behind the decisions that we make.

Following the Compensation Discussion and Analysis are tables and other information that explain the compensation for our executive officers, including discussion of the potential compensation of our executive officers following termination of employment under different situations.

These tables and narratives assist us in communicating our compensation plans to our stockholders.

Administration and Oversight

The Compensation Committee (under this heading, the “Committee”) is comprised solely of independent directors. The responsibilities of the Committee include our management compensation programs and the compensation of our executive officers. In 2017, the Committee was responsible for recommending to the Board the compensation of the CEO without management present. With respect to the compensation of the other executive officers, the CEO provided input and made recommendations to the Committee, and the Committee then made a recommendation to the Board. The Board decides the compensation of all of the Company’s executive officers; however, bonuses and performance criteria with respect to the CEO under the CEO Plan are determined by the Committee. The Committee is also responsible for administering the 2005 Incentive Compensation Plan and the CEO Plan.

Executive Compensation Objectives and Policies

The Committee believes that in order to maximize stockholder value, we must have a compensation program designed to attract and retain superior management at all levels in the organization. The objective of the management program is to both reward short-term performance and motivate long-term performance so that management’s incentives are aligned with the interests of the stockholders. The Committee believes that management at all levels should have a meaningful equity participation in the ownership of our Company, although no specific target level of equity holdings has been established for management by the Committee. While the Committee has awarded both restricted stock and options in the past, since the downturn in the economy in 2009, the Committee determined not to award any restricted stock or options in 2009, 2010, 2011, and 2012. In March 2013, we engaged Towers Watson Pennsylvania Inc., a subsidiary of Towers Watson & Co., a professional services company (“Towers Watson”) to advise us with respect to possible grants of stock options and/or restricted stock under our 2005 Incentive Compensation Plan. In November 2013, we awarded our named executive officers 30,859 shares of restricted stock (which amount includes 11,223 shares of Class A Common Restricted Stock and 19,636 shares of Class B Common Restricted Stock), in December 2014, we awarded our named executive officers 39,967 shares of restricted stock (which amount includes 9,854 shares of Class A Common Restricted Stock and 30,113 shares of Class B Common Restricted Stock), and in November 2015, we awarded our named executive officers 40,508 shares of restricted stock (which amount includes 11,024 shares of Class A Common Restricted Stock and 29,484 shares of Class B Common Restricted Stock). In November 2016, we awarded our named executive officers 34,388 shares of restricted stock (which amount includes 9,094 shares of Class A Common Restricted Stock and 25,294 shares of Class B Common Restricted Stock). In December 2017, we awarded our named executive officers 39,210 shares of restricted stock (which amount includes 10,210 shares of Class A Common Restricted Stock and 29,000 shares of Class B Common Restricted Stock), and in March 2018, we awarded 3,080 total shares of Class A Common Restricted Stock to certain named executive officers.

We attempt to achieve our objectives through compensation plans that tie a portion of our executives’ overall compensation to our financial performance and that are competitive with the marketplace. To that end, the Committee reviews the proxy statements of other public companies in the same industry to see if the compensation of its executive officers is generally in line, and with respect to the executive officers other than the CEO, the Committee also gives weight to the recommendations of the CEO. However, the Committee does not benchmark compensation of our executive officers to the compensation paid to executive officers of other public companies in the same industry. Other public companies that the Committee has looked at in past years for comparison include: Beasley Broadcast Group, Inc.; CC Media Holdings, Inc.; Cumulus Media

Inc.; Emmis Communications Corporation; Entercom Communications Corp.; Entravision Communications Corporation; The E.W. Scripps Company; Urban One, Inc.; Salem Media Group, Inc.; Townsquare Media, Inc.; Sirius XM Holdings Inc.; and Spanish Broadcasting System, Inc.

The Committee’s current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation. For instance, if options that are granted in a previous year become underwater the next year, the Committee does not take that into consideration in determining the amount of the bonus, options or restricted stock to be granted the next year. Similarly, if the options or restricted shares granted in a previous year become extremely valuable, the Committee does not take that into consideration in determining the bonus, options or restricted stock to be awarded for the next year. In addition, the amount of a cash bonus does not affect the number of options or restricted stock that is granted during a particular year.

We have certain rights with regard to the adjustment or recovery of certain incentive-based compensation awards or payments granted or made after September 6, 2013 if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Consideration of 2017’s “Say On Pay” Vote

Following our Annual Meeting of Stockholders in May 2017, the Committee reviewed the results of the stockholder advisory vote on executive compensation that was held at the meeting with respect to the 2016 compensation of the named executive officers (“2017 Say On Pay”). More than 90% of the votes cast (excluding broker non-votes) were voted in support of the compensation of our named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narratives in the 2017 proxy statement. After considering the results of the 2017 Say On Pay vote, which indicate that our stockholders overwhelmingly approve of our methodology for establishing compensation, as well as the other factors considered in determining executive compensation as described in this Compensation Discussion and Analysis, the Committee was encouraged to continue its practices in determining executive compensation.

Compensation Components

The key components of our executive compensation program generally consist of a base salary and a cash bonus and participation in our performance-based 2005 Incentive Compensation Plan (pursuant to which stock options, restricted stock, and restricted stock units may be awarded). In addition, the Company also has a 401(k) Plan and a deferred compensation plan. Our executives can invest in our Class A Common Stock through our 401(k) Plan and in our Common Stock, as applicable, through the award of grants of stock options and/or restricted stock under the 2005 Incentive Compensation Plan. As noted above, however, in 2009, 2010, 2011, and 2012, there were no awards of stock options and/or restricted stock, while in 2013, 2014, 2015, 2016, and 2017, certain awards of restricted stock were made. Our executive officers also receive certain health benefits and perquisites. In addition, pursuant to our employment agreement with Mr. Christian, our CEO, we provide for severance following a sale or change-in-control. Our other executive officers also receive severance in connection with a change-in-control.

Base Salary

On February 12, 2016, we entered into an amendment (the “2016 amendment”) to the employment agreement with our CEO dated June 1, 2011 (the “2011 employment agreement,” and together with the 2016 amendment, the “amended 2011 employment agreement”). The terms and conditions of the amended 2011 employment agreement are disclosed below under “Compensation of Executive Officers — Employment Agreement and Potential Payments Upon Termination or Change-in-Control.” The Committee reviewed a January 2016 commissioned study by Equilar Inc., a provider of executive compensation data, comparing Mr. Christian’s compensation to the compensation paid to the Chief Executive Officers of other public companies in the broadcast industry based on publicly available information as a means of generally determining whether Mr. Christian’s total compensation is in line with the marketplace. The Committee entered into the 2016 amendment rather than waiting until closer to the expiration of the CEO’s 2011 employment agreement in order to provide stability to the Company, assurance to the marketplace, and certainty to Mr. Christian as to the future management of the Company during the next important period of Company operations. In 2011, the Committee increased the CEO’s base salary to $860,000 per year from $750,000 per year. From this amount Mr. Christian agreed to a reduction in conformance with the reduction to salary taken by all of our employees, which reduction was reinstated for all employees, and Mr. Christian, in 2011 and 2012, as discussed in the next paragraph below. Under the 2011 employment agreement, beginning on June 1, 2012, on each anniversary of the 2011 employment agreement (the “anniversary date”), the Committee is determined, in its discretion, the amount of any increase to the CEO’s then existing annual salary provided that such increase would not be less than the greater of 3% or the cost of living increase based on the consumer price index. Accordingly, based on the consumer price index, the Committee increased the CEO’s 2012 base salary by 3.1% to $886,660 effective June 1, 2012, and then increased the CEO’s 2013 base salary by 3% to $913,260 effective June 1, 2013. Effective June 1, 2014, the Committee then increased the CEO’s 2014 base salary by 3% to $940,658. Pursuant to the 2011 employment agreement, and based on the consumer price index, the Committee then increased the CEO’s 2015 base salary by 3% to $968,877 effective June 1, 2015. Effective February 12, 2016, pursuant to the terms of the amended 2011 employment agreement, on each anniversary date, the Committee is to determine, in its discretion, the amount of any increase to the CEO’s then existing annual salary provided that such increase shall not be less than the greater of 4% or the cost of living increase based on the consumer price index. The Committee increased the CEO’s 2016 base salary by 4% to $1,007,632 effective June 1, 2016. Effective June 1, 2017, the Committee increased the CEO’s 2017 base salary by 4% to $1,047,938.

In 2017, the CEO provided input and made recommendations to the Committee as to the base salaries of the other executive officers. The CEO recommended that base salaries in 2017 remain flat to those paid in 2016, and the Committee agreed. The Committee then made its recommendation to the Board, which agreed with the recommendation. On June 1, 2015, following Board approval, salaries were increased to $380,000, $340,000, $205,000 and $180,000 for Mr. Lada, Mr. Bush, Ms. Lobaito and Ms. Bobinski, respectively. In 2014, the CEO provided input and made recommendations to the Committee as to the base salaries of the other executive officers. The CEO recommended that base salaries in 2014 remain flat to those paid in 2013, and the Committee agreed. The Committee then made its recommendation to the Board, which agreed with the recommendation. Effective March 1, 2009, the Company, as a cost-cutting measure, implemented a 5% reduction in base salaries, including the base salaries of the executive officers. During 2011, the Company restored 3.75% of the 5% reduction. Effective April 1, 2012, the Company restored the remaining 1.25%. See “Compensation of Executive Officers — 2017 CEO and Executive Officer Compensation” below.

Bonuses

The Company entered into the CEO Plan effective as of January 1, 2000, which was approved by stockholders at the 2000 Annual Meeting of Stockholders and re-approved by stockholders at the 2005, 2010, and 2015 Annual Meetings of Stockholders. The CEO’s amended 2011 employment agreement provides that the CEO shall have the opportunity to earn an annual performance bonus pursuant to the terms of the CEO Plan and is also eligible for a bonus determined in the discretion of the Committee. Among other reasons, the use of performance driven requirements were designed to permit the bonus payments to be fully deductible and exempt from Section 162(m) of the Code, which generally disallows a tax deduction to public corporations for compensation over $1 million paid for any calendar year to the top five named executive officers in the 2017 Summary Compensation Table. Comprehensive federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (H.R. 1), which was signed into law on December 22, 2017 (the “Act”), eliminates the performance-based compensation exception to the $1 million limitation, beginning January 1, 2018. The Act, however, provides a transition rule with respect to remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not materially modified after that date. The Company is continuing to monitor regulations and other guidance expected to be issued pursuant to the Act to determine the applicability of the transition rule to the CEO Plan. Under the CEO Plan, within ninety days after the beginning of each fiscal year, the Committee establishes the bonus opportunity for the CEO. The bonus opportunity is based on the achievement of one or more performance objectives in alignment with our business strategies, and, if realized, provides for a total compensation generally in line with the total compensation paid to other CEOs in our peer group.

In March 2017, the Committee approved a broadcast cash flow (“BCF”) goal with five different BCF targets of $40 million, $41 million, $42 million, $43 million, and $44 million, allowing for a possible award of $550,000, $650,000, $750,000, $850,000 and $950,000, respectively, payable in cash and/or restricted stock if such targets were achieved. The Committee further determined, in the event of a sale or acquisition of broadcast assets during the fiscal year 2017, the established BCF goals would be adjusted. The established BCF goals would be reduced by the total year’s budget for the broadcast assets that were sold. Pro-rata BCF generated from broadcast assets acquired during fiscal year 2017 would be added to the BCF goals and included as part of the actual BCF generated by the Company during fiscal year 2017. See “Grants of Plan-Based Awards.” The Committee determined that the CEO achieved the $44 million target under the BCF performance goal, as adjusted for the broadcast assets sold and acquired, and awarded the CEO an aggregate cash bonus of $950,000. The BCF target levels are selected to reward improvements in BCF. It is believed that the initial target level will be achievable based on past performance, while the other targets will be more difficult to achieve.

The CEO provides input and makes recommendations to the Committee as to the bonuses to be paid to the other executive officers. Based on his subjective review of the 2017 performance of the executive officers, he recommended that 2017 cash bonuses remain flat to those paid in 2016 and that each named executive officer receive a special bonus award of certain shares of restricted stock, and the Committee agreed. The Committee then made such recommendation to the Board for the Board’s final approval, and the Board agreed. In March 2018, we awarded 3,080 total shares of restricted stock to certain named executive officers as follows: Ms. Bobinski, 770 shares; Mr. Bush, 770 shares; Mr. Lada, 770 shares; Ms. Lobaito, 770 shares (all awards comprise Class A Common Stock). The shares vest in one-third increments on November 6, 2018, 2019, and 2020, if the named executive officer is an employee on the applicable date. All such awards of restricted stock, however, shall vest if the named executive officer is an employee on the occurrence or deemed occurrence of a change-in-control. See “Compensation of Executive Officers — 2017 CEO and Executive Officer Compensation” below.

Long Term Incentives

In 2005, we engaged Towers Watson (then Towers Perrin) to conduct a review of our long-term incentive plan and provide recommendations, as appropriate, for redesigning our plan. We did not request, and Towers Watson did not conduct, a review of our long-term incentive award opportunities relative to market levels. The purpose of the review was to determine a long-term strategy for providing an effective equity incentive package which would attract, motivate, and retain our executive officers. Based on Towers Watson’s recommendations, we developed a new strategy to award a combination of stock options and restricted stock, and adopted the 2005 Incentive Compensation Plan, subject to stockholder approval. Stockholders approved this Plan at the 2005 Annual Meeting of Stockholders, and re-approved it at the 2010 Annual Meeting of Stockholders and by written consent in 2013.

In June 2008, the Committee determined that it would only award restricted stock pursuant to the 2005 Incentive Compensation Plan, since stock options historically had not been an effective strategy, as previously granted options were generally underwater, and stock options had the potential to result in the issuance of a far larger number of shares than by granting only restricted stock. In 2009, 2010, 2011, and again in 2012, the Committee initially, because of the unprecedented downturn in the economy and broadcast industry in 2009, and subsequently because of the uneven strength of the recovery, decided to not award any restricted stock or options. In March 2013, we engaged Towers Watson to again advise us with respect to possible grants of stock options and/or restricted stock under our 2005 Incentive Compensation Plan, and in November 2013, December 2014, November 2015, and November 2016, we awarded our named executive officers certain shares of restricted stock. In December 2017, we awarded 39,210 total shares of restricted stock to certain named executive officers as follows: Ms. Bobinski, 1,665 shares; Mr. Bush, 3,145 shares; Mr. Lada, 3,500 shares; Ms. Lobaito, 1,900 shares; and Mr. Christian, 29,000 shares, and in March 2018, we awarded 3,080 total shares of restricted stock to certain named executive officers as follows: Ms. Bobinski, 770 shares; Mr. Bush, 770 shares; Mr. Lada, 770 shares; Ms. Lobaito, 770 shares (all awards comprise Class A Common Stock, except that Mr. Christian’s award comprises Class B Common Stock). The shares vest in one-third increments on November 6, 2018, 2019, and 2020, if the named executive officer is an employee on the applicable date. All such awards of restricted stock, however, shall vest if the named executive officer is an employee on the occurrence or deemed occurrence of a change-in-control.

Stock options have been granted with exercise prices equal to the closing price on the NYSE American of a share of Class A Common Stock on the date of grant, with pro-rata vesting at the end of each of the following five years from the date of grant. Restricted stock has been granted with pro-rata vesting at the end of each of the following five years from the date of grant, and with pro-rata vesting at the end of each of the following three years from the date of grant. The CEO’s awards of stock options and restricted stock relate to Class B Common Stock and the other executive officers awards of stock options and/or restricted stock relate to Class A Common Stock. Only Mr. Christian or an affiliate of Mr. Christian holds Class B Common Stock. An affiliate includes (i) any individual or entity who or that controls or is under common control with Mr. Christian, (ii) any corporation or organization in which Mr. Christian is an officer or partner or the beneficial owner of 10% of more of the voting securities (other than the Company or a majority-owned subsidiary of the Company), (iii) a trust or estate in which Mr. Christian has a substantial beneficial interest or as to which he serves as trustee or in a similar fiduciary capacity, or (iv) any relative or spouse of Mr. Christian, or any relative of such spouse, who has the same home as Mr. Christian or who is a director or officer of the Company or any of its subsidiaries. An executive officer generally forfeits any unvested stock option and restricted stock award upon ceasing employment.

401(k) Plan

Our 401(k) Plan is available to substantially all of our full-time employees, including our executive officers. Under the 401(k) Plan, our executive officers determine at the beginning of each quarter a fixed percentage of their base salary to be deferred and included in their 401(k) accounts. We also have made discretionary matching contributions to all participants’ accounts, up to a maximum of $1,000. The matching portion of the Company’s contribution in past years has been invested in our Class A Common Stock, with the participant having the option to transfer the investment to another investment option, but due to the economic environment, we determined that a discretionary match would not be made for the 2010 or 2011 plan years. Discretionary matches were made for the 2012, 2013, 2014, 2015, 2016 and 2017 plan years. All participants have the opportunity to invest their deferred amounts in our Class A Common Stock. The feature of the 401(k) Plan allowing our executives to purchase our Class A Common Stock is designed to align their interests with stockholders.

Deferred Compensation Plans

In 1999 and 2005, we established nonqualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer up to 15% (but not less than $2,500) of their base salary, and up to 85% of any bonus, on a pre-tax basis, until their retirement or termination. The deferred amounts are periodically credited with investment returns by reference to investment options offered to participants in the plans, although we are not obligated to reserve funds to pay deferred amounts or, if we do so, to invest the reserves in any particular manner. We may, in our discretion, purchase policies of life insurance on the lives of the participants to assist us in paying the deferred compensation under the plans. The retirement or termination benefit to be paid by us to a participant is the cumulative amount of compensation deferred by the participant and any notional investment returns thereon. The 2005 deferred compensation plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Code. Any contributions made after 2004 are made pursuant to the 2005 deferred compensation plan. We have created grantor trusts to assist us in meeting our obligations under the plans. All assets of the trusts are dedicated to the payment of deferred compensation under the respective plans unless we become insolvent, in which case the assets are available to our creditors.

Health Plans and Perquisites

We provide our executive officers with certain benefits and perquisites. These benefits and perquisites are designed to attract and retain our senior managers. Benefits include basic life insurance and medical and dental insurance equal to that provided to other employees. In addition, executive officers also receive benefits under a split dollar life insurance plan and a long term care plan. Executive officers are also eligible for car allowances and medical reimbursements. In addition, the CEO receives personal use of our private airplane, personal tax consulting and tax return preparation fees, and country club dues. Perquisites are provided in order to provide a total compensation package which is competitive with the marketplace for executive officers. Under the amended 2011 employment agreement, if the CEO’s employment is terminated for any reason, other than “for cause,” we have agreed to continue to provide health insurance and medical reimbursement commensurate with all health insurance and medical reimbursement programs that are maintained by us for current employees to the CEO and his spouse, and to maintain in force all existing life insurance policies for a period of ten years.

Severance Arrangements

As discussed in more detail in the section below entitled “Compensation of Executive Officers-Employment Agreement and Potential Payments Upon Termination or Change-in-Control,” the CEO’s amended 2011 employment agreement has change-in-control severance arrangements. In addition, in December 2007, the Committee determined to enter into change-in-control agreements with its executive officers. The agreements are intended to help retain executives during continued industry consolidation and are designed to attract and retain senior managers and to provide for continuity of management in the event of a change-in-control.

Our CEO’s amended 2011 employment agreement provides that following the sale or transfer of control of all or substantially all of our assets or stock or the consummation of a merger or consolidation in which we are not the surviving corporation, the CEO shall have the right to terminate his employment, and upon such change-in-control, he will be paid an amount equal to 2.99 times the average of his total annual compensation for each of the three immediately preceding periods of twelve consecutive months, plus an additional amount as is necessary for applicable tax liabilities related to the payment. See “Employment Agreement and Potential Payments Upon Termination or Change-in-Control.”

With respect to the other executive officers, the change-in-control agreements provide that we shall pay a lump sum payment within forty-five days of the change-in-control of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus. We or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change-in-control. During such six months, the executive will continue to earn his pre-existing salary and benefits.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2017.

Compensation Committee

Gary G. Stevens, Chairman
Clarke R. Brown, Jr.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that incorporate future filings, including this proxy statement in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the 2017 fiscal year included Mr. Stevens (Chairman) and Mr. Brown. No member of this Committee was at any time during the 2017 fiscal year or at any other time an officer or employee of the Company, and no member of this Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee during the 2017 fiscal year.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the total compensation awarded to, earned by, or paid during 2017, 2016, and 2015 to our CEO, CFO, our three most highly compensated executive officers other than the CEO and CFO as of December 31, 2017 whose total compensation for 2017 exceeded $100,000:

2017 Summary Compensation Table

Name and Principal Position	Year	Salary(1) $	Bonus(1) $		Stock Awards(3) $	Option Awards(4) $	Non-Equity Incentive Plan Comp $		All Other Compensation(5) $	Total Compensation $
Edward K. Christian President and CEO	2017	$1,030,420	$—	(2)	$1,281,800	$—	$950,000	(2)	$121,163	$3,383,383
	2016	$990,938	$—	(2)	$1,229,288	$—	$850,000	(2)	$148,711	$3,218,937
	2015	$956,938	$—	(2)	$1,182,014	$—	$500,000	(2)	$134,947	$2,773,899
Samuel D. Bush, Senior Vice President and CFO	2017	$340,000	$35,000		$139,009	$—	$—		$25,731	$539,740
	2016	$340,000	$35,000		$135,983	$—	$—		$36,765	$547,748
	2015	$335,769	$35,000		$135,985	$—	$—		$36,604	$543,358
Warren S. Lada, Chief Operating Officer	2017	$380,000	$50,000		$154,700	$—	$—		$40,808	$625,508
	2016	$380,000	$50,000		$152,021	$—	$—		$43,533	$625,554
	2015	$375,769	$50,000		$151,981	$—	$—		$36,626	$614,376
Marcia K. Lobaito, Senior Vice President, Corporate Secretary and Director of Business Affairs	2017	$205,000	$35,000		$83,980	$—	$—		$27,998	$351,978
	2016	$205,000	$35,000		$81,988	$—	$—		$47,068	$369,056
	2015	$200,769	$35,000		$81,984	$—	$—		$44,069	$361,822
Catherine A. Bobinski, Senior Vice President – Finance, Chief Accounting Officer and Corp. Controller	2017	$180,000	$35,000		$73,593	$—	$—		$30,030	$318,623
	2016	$180,000	$35,000		$71,977	$—	$—		$32,070	$319,047
	2015	$173,654	$30,000		$72,002	$—	$—		$34,985	$310,641

(1)	Includes amounts deferred under the Company’s 401(k) Plan, the 2005 deferred compensation plan, and the CEO’s amended 2011 employment agreement.
(2)	The entire bonus awarded to Mr. Christian in 2017, 2016 and 2015 was based on his having satisfied the BCF performance goals. The amount of such bonus is disclosed under the column entitled “Non-Equity Incentive Plan Comp.”
(3)	Includes restricted stock awarded on December 6, 2017, November 28, 2016, and November 13, 2015, respectively. See “Long Term Incentives” under “Compensation Discussion and Analysis” above.
(4)	No options were awarded in 2017, 2016 or 2015.
(5)	With respect to Mr. Christian, perquisites include personal use of Company provided automobile, country club dues, medical expense reimbursement, participation in an executive medical plan, personal tax consulting and tax return preparation fees, and personal use of a private airplane in 2017, 2016 and 2015. In 2017, 2016 and 2015 the personal use of the private airplane for Mr. Christian was in the amounts of $27,456, $31,350, and $16,865, respectively (computed using the actual invoice cost incurred by the Company). In 2017, 2016 and 2015, Mr. Lada received perquisites for personal use of a Company provided automobile and medical expense reimbursements. In 2017 and 2016 Mr. Lada received perquisites for a housing accommodation. In 2017 Mr. Lada received perquisites for country club dues. In 2017, 2016 and 2015, Mr. Bush, Ms. Lobaito and Ms. Bobinski received perquisites for personal use of Company provided automobile, housing accommodation and medical expense reimbursements. Perquisites are valued based on the aggregate incremental costs to the Company. In addition, in each of 2017, 2016 and 2015, the Company paid life insurance (including split dollar) premiums for Mr. Christian, Mr. Bush, Mr. Lada, Ms. Lobaito and Ms. Bobinski in the amounts of $50,000, $10,000, $10,000, $10,000, and $10,000, respectively. In each of 2016 and 2015 the Company paid long-term care insurance premiums for Mr. Christian, Mr. Bush, Mr. Lada, Ms. Lobaito and Ms. Bobinski in the amounts of $21,290, $12,694, $13,846, $17,518, and $11,974, respectively. Under the 401(k) Plan, all of the matching funds were used to purchase 27, 20, and 24 shares of Class A Common Stock in 2017, 2016, and 2015, respectively, for each named executive officer.

2017 CEO and Executive Officer Compensation

In 2017, our most highly compensated executive officer was Mr. Christian, Chairman, President, and CEO. Mr. Christian received a bonus of $950,000 and a salary of $1,030,420 in 2017 that was determined based on his amended 2011 employment agreement. Mr. Christian earned the bonus of $950,000 for having satisfied certain 2017 BCF performance goals established by the Compensation Committee pursuant to the amended 2011 employment agreement and CEO Plan. Such bonus is designed to constitute “qualified, performance based compensation” under Section 162(m) of the Code. See “Base Salary” and “Bonuses” under “Compensation Discussion and Analysis” above.

Based on the CEO’s subjective review of the 2017 performance of the other executive officers, the CEO recommended that 2017 cash bonuses remain flat to those paid in 2016 and that each named executive officer receive a special bonus award of certain shares of restricted stock and the Committee agreed. The Committee then made such recommendation to the Board for the Board’s final approval, and the Board agreed. In March 2018, we awarded 3,080 total shares of restricted stock to certain named executive officers as follows: Ms. Bobinski, 770 shares; Mr. Bush, 770 shares; Mr. Lada, 770 shares; Ms. Lobaito, 770 shares (all awards comprise Class A Common Stock). The shares vest in one-third increments on November 6, 2018, 2019, and 2020, if the named executive officer is an employee on the applicable date. All such awards of restricted stock, however, shall vest if the named executive officer is an employee on the occurrence or deemed occurrence of a change-in-control. See “Base Salary” and “Bonuses” under “Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards

The following table sets forth information concerning equity and non-equity incentive plan awards made to each of the named executive officers of the Company during 2017.

2017 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target 1 ($)	Target 2 ($)	Target 3 ($)	Maximum Awards ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock Awards ($)
Edward K. Christian	March 28, 2017	550,000	650,000	750,000	850,000	950,000	—	—	—
	December 6, 2017	—	—	—	—	—	—	29,000	29,000	1,281,800
Samuel D. Bush	December 6, 2017	—	—	—		—	—	3,145	3,145	139,009
Warren S. Lada	December 6, 2017	—	—	—		—	—	3,500	3,500	154,700
Marcia K. Lobaito	December 6, 2017	—	—	—		—	—	1,900	1,900	83,980
Catherine A. Bobinski	December 6, 2017	—	—	—		—	—	1,665	1,665	73,593

(1)	The table shows the potential amounts which could have been earned in 2017 if the performance goals were achieved at the minimum threshold, 100% of target 1, 100% of target 2, 100% of target 3, and at maximum bonus. Mr. Christian satisfied the maximum threshold award. See “Bonuses” under “Compensation Discussion and Analysis” and the “2017 CEO and Executive Officer Compensation” sections of this proxy statement.
(2)	The table shows the potential number of shares which could be earned on the grant of restricted stock which vest in one-third increments on November 6, 2018, 2019, and 2020, if the reporting person is an employee on the applicable date. All such restricted stock, however, shall vest if the reporting person is an employee on the occurrence or deemed occurrence of a change-in-control. All restricted stock awards comprise Class A Common Stock, except that the restricted stock awarded to Mr. Christian comprises Class B Common Stock. See “Long Term Incentives” under “Compensation Discussion and Analysis” and the “2017 CEO and Executive Officer Compensation” sections of this proxy statement. There were no grants of options in 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2017 regarding unexercised options and restricted stock that has not vested for each named executive officer outstanding as of December 31, 2017:

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Edward K. Christian
11/13/2015	—	—	$—	—	9,828	$397,543
11/28/2016	—	—	$—	—	16,862	$682,068
12/06/2017	—	—	$—	—	29,000	$1,173,050
Samuel D. Bush
11/13/2015	—	—	$—	—	1,131	$45,749
11/28/2016	—	—	$—	—	1,865	$75,439
12/06/2017			$—	—	3,145	$127,215
Warren S. Lada
11/13/2015	—	—	$—	—	1,264	$51,129
11/28/2016	—	—	$—	—	2,085	$84,338
12/06/2017	—		$—	—	3,500	$141,575
Marcia K. Lobaito
11/13/2015	—	—	$—	—	682	$27,587
11/28/2016	—	—	$—	—	1,124	$45,466
12/06/2017			$—	—	1,900	$76,855
Catherine A. Bobinski
11/13/2015	—	—	$—	—	599	$24,230
11/28/2016	—	—	$—	—	987	$39,924
12/06/2017	—	—	$—	—	1,665	$67,349

(1)	Restricted stock awarded on November 13, 2015 vest in one-third increments on November 6, 2016, 2017, and 2018, if the reporting person is an employee on the applicable date. Restricted stock awarded on November 28, 2016 vest in one-third increments on November 6, 2017, 2018, and 2019, if the reporting person is an employee on the applicable date. Restricted stock awarded on December 6, 2017 vest in one-third increments on November 6, 2018, 2019, and 2020, if the reporting person is an employee on the applicable date. All such restricted stock, however, shall vest if the reporting person is an employee on the occurrence or deemed occurrence of a change-in-control. All restricted stock awards comprise Class A Common Stock, except that the restricted stock awarded to Mr. Christian comprises Class B Common Stock.
(2)	The closing price of our Class A Common Stock on the NYSE American on December 29, 2017 (the last business day of the fiscal year) was $40.45 per share.

Option Exercises and Stock Vested

The following table sets forth the options exercised by the named executive officers listed below in 2017 and the restricted stock of the executive officers listed below which vested during the year ended December 31, 2017.

2017 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Edward K. Christian	8,226	$188,211	28,298	$1,277,655
Samuel D. Bush	4,610	$105,477	3,218	$145,293
Warren S. Lada	4,610	$105,477	3,600	$162,540
Marcia K. Lobaito	2,246	$51,388	2,080	$93,912
Catherine A. Bobinski	2,157	$49,352	1,669	$75,355

(1)	The value realized on exercise is obtained by determining the difference between the market price of the Class A Common Stock at the time of exercise and the exercise price of the stock option, times the number of shares acquired on exercise. Upon exercise, Mr. Christian receives Class B common stock.
(2)	The value realized on vesting is obtained by multiplying the number of shares of restricted stock which have vested during the year ended December 31, 2017 by the closing price of the Class A Common Stock on the vesting date. Mr. Christian receives restricted shares of Class B Common Stock.

Nonqualified Deferred Compensation

In 1999 and 2005, we established nonqualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer a portion of their base salary up to 15% (but not less than $2,500), and up to 85% of any bonus, on a pre-tax basis, until their retirement. The deferred amounts are invested in investment options offered under the plans. The Company may, in its discretion, purchase policies of life insurance on the lives of the participants to assist the Company in paying the deferred compensation under the plans. The Company has created model trusts to assist it in meeting its obligations under the plans. All investment assets under the plans are the property of the Company until distributed. The retirement benefit to be provided is based on the amount of compensation deferred and any earnings thereon. The 2005 plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Code. Any contributions made after 2004 are made pursuant to the 2005 deferred compensation plan.

Under the plans, upon termination of the executive officer’s employment with the Company, he or she will be entitled to receive all amounts credited to his or her account, in one lump sum. For amounts deferred prior to January 1, 2005, under the 1999 deferred compensation plan, upon a participant’s death if the Company has purchased life insurance, the benefit payable shall equal the value of the participant’s account multiplied by 1.5. Under the 2005 deferred compensation plan, upon a participant’s death, if the Company has purchased a life insurance policy on the life of a participant, the benefit payable shall equal the value of the participant’s account multiplied by 1.5, but the incremental increase to such account shall not exceed $150,000. Upon a change-in-control of the Company, each participant shall be distributed all amounts credited to his or her account in a lump sum. Mr. Christian does not participate in the plans.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Edward K. Christian	$—	$—	$—	$—	$—
Samuel D. Bush	$34,000	$—	$26,894	$—	$306,503
Warren S. Lada	$—	$—	$87,177	$—	$682,352
Marcia K. Lobaito	$32,500	$—	$13,245	$—	$372,221
Catherine A. Bobinski	$21,500	$—	$8,305	$—	$339,085

CEO Pay Ratio: 94:1

Under Item 404(u) of Regulation S-K, the Company must disclose the ratio of the median of the annual total compensation of all employees (except the principal executive officer) to the total annual compensation of the principal executive officer. The Company’s principal executive officer is Mr. Christian. To determine the median employee for purposes of this disclosure, the Company compiled a listing of all employees as of November 24, 2017 and calculated the annual total compensation of each employee in the same manner that annual total compensation is calculated for the Company’s named executive officers as set forth in the 2017 Summary Compensation Table. In accordance with the instructions to Item 404(u), we did not include in our employee population 71 employees who joined the Company on September 1, 2017 as the result of our acquisition on that date of radio stations in the Charleston and Hilton Head, South Carolina radio markets. The list of employees was ranked from lowest employee annual total compensation to highest, and the employee with the median annual total compensation was identified as the median employee. This median employee’s annual total compensation (calculated in the same manner as compensation is calculated for the Company’s named executive officers as set forth in the 2017 Summary Compensation Table) was $35,818. Mr. Christian’s annual total compensation for 2017 was $3,383,383, and therefore, Mr. Christian’s 2017 annual total compensation is 94 times that of the median employee.

Employment Agreement and Potential Payments Upon Termination or Change-in-Control

CEO’s Employment Agreement

On February 12, 2016, we entered into the amended 2011 employment agreement with Mr. Christian. The amended 2011 employment agreement extends Mr. Christian’s employment with the Company to March 31, 2021. The 2011 employment agreement would have terminated on March 31, 2018. Pursuant to the amended 2011 employment agreement, we pay Mr. Christian a salary at the rate of $860,000 per year, adjusted as discussed in the next paragraph below. The amended 2011 employment agreement permits Mr. Christian to defer any or all of his annual salary. Additionally, the amended 2011 employment agreement authorizes the Company to pay for Mr. Christian’s tax preparation services on an annual basis, the amount of which will be subject to income tax as additional compensation.

Pursuant to the 2011 employment agreement, commencing on June 1, 2012, and each anniversary thereafter, the Compensation Committee was required to determine in its discretion the amount of any increase in Mr. Christian’s then existing annual salary provided, however, that such increase would not be less than the greater of 3% or a cost of living increase based on the consumer price index. Pursuant to the amended 2011 employment agreement, however, such increase in Mr. Christian’s then existing salary shall not be less than the greater of 4% or a cost of living increase based on the consumer price index. The amended 2011 employment agreement also includes a provision providing for a bonus to be awarded to Mr. Christian at the discretion of the Board.

The amended 2011 employment agreement also provides that Mr. Christian is eligible for stock options as shall be approved by the Compensation Committee and bonuses in such amounts as shall be determined pursuant to the terms of the CEO Plan or as otherwise determined by the Compensation Committee in its discretion based on the performance of the Company and the accomplishments of objectives established by the Compensation Committee in consultation with Mr. Christian.

Under the amended 2011 employment agreement, Mr. Christian is eligible to participate, in accordance with their terms, in all medical and health plans, life insurance, profit sharing, 401(k) Plan, pension, and such other employment benefits as are maintained by the Company or its affiliates for other key employees performing services. During the term of the employment agreement, the Company is required to maintain all existing policies of insurance on Mr. Christian’s life, including the existing split dollar policy. The Company is also required to pay for Mr. Christian to participate in an executive medical plan and to maintain its existing medical reimbursement policy. Under the amended 2011 employment agreement, Mr. Christian is also furnished with an automobile and other fringe benefits as have been afforded him in the past or as were consistent with his position. In addition, under the amended 2011 employment agreement, the Company has agreed to maintain an office for Mr. Christian in Sarasota County, Florida. The 2016 amendment increases the paid vacation time awarded to Mr. Christian on the anniversary date of the 2011 employment agreement. Under the terms of the 2011 employment agreement, Mr. Christian had been entitled to four weeks of paid vacation. The amended 2011 employment agreement entitles Mr. Christian to six weeks of paid vacation.

The amended 2011 employment agreement terminates upon Mr. Christian’s death and can be terminated by either party in the event of Mr. Christian’s disability for a continuous period of eight months, or an aggregate period of twelve months within any eighteen month period. The amended 2011 employment agreement also provides for certain payments to Mr. Christian in the event of his death or disability. Under the amended 2011 employment agreement, in the event of Mr. Christian’s death, his estate receives his then current base salary and any previously granted award becomes immediately vested. In the event of disability under the amended 2011 employment agreement, Mr. Christian receives the accrued portion of any salary and bonus, and severance pay equal to 100% of his then base salary for twenty-four months. Whereas, in the event of disability under the 2011 employment agreement, Mr. Christian was entitled to receive such pay for fifteen months. In addition, under the amended 2011 employment agreement, after the date of termination in the event of disability, any unvested stock options previously granted to Mr. Christian by the Company become immediately 100% vested to the extent permitted by law. Under the 2011 employment agreement, after such date, any previously granted award (whether in the form of unvested stock options or restricted stock) became immediately 100% vested to the extent permitted by law.

In addition, under the amended 2011 employment agreement, by a majority vote of the independent directors, we can terminate the agreement for cause. “For cause” means conviction of a felony, willful misconduct, gross neglect of duty, material breach of fiduciary duty to the Company, or material breach of the employment agreement. The amended 2011 employment agreement also provides that upon our sale, or transfer of control of, all or substantially all of the assets or stock of the Company or the consummation of a merger or consolidation involving the Company in which the Company is not the surviving corporation, Mr. Christian will be paid an amount equal to 2.99 times the average of his total annual salary and bonus for the three immediately preceding periods of twelve consecutive months plus an additional amount as is necessary for applicable income taxes related to the payment under Code sections 280 and 4999 and all federal and state tax liabilities. Mr. Christian has the right to terminate the agreement at any time following a change-in-control. The amended 2011 employment agreement also provides that to the extent that any payments under the amended 2011 employment agreement would be subject to the excise tax imposed by Section 4999 and interest or penalties, Mr. Christian would be entitled to an additional payment to cover such excise tax, interest or penalties. Also, pursuant to the amended 2011 employment agreement, if Mr. Christian’s employment is terminated for any reason, including death or voluntary resignation but not a “for cause” termination, we are required to continue to provide health insurance and medical reimbursement to Mr. Christian and his spouse and to maintain and enforce all existing life insurance policies for a period of ten years.

The amended 2011 employment agreement also contains a covenant not to compete pursuant to which Mr. Christian agrees that if he voluntarily terminates his employment with the Company or is terminated for cause, for a three year period, he will not, directly or indirectly, own, manage, operate, control, or be employed by, any radio or television station the primary transmitter of which is located within sixty-five miles of the community license of a radio or television station (i) then operated by the Company or any of its subsidiaries, or (ii) then subject to a sale or purchase contract to which the Company or any subsidiary is a party.

Change-in-Control Agreements

As of December 28, 2007, Mr. Bush, Mr. Lada, Ms. Lobaito, and Ms. Bobinski entered into change-in-control agreements. A change-in-control is defined to mean the occurrence of: (a) any person or group becoming the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the Company’s then outstanding securities and Mr. Christian ceasing to be Chairman and CEO of the Company; (b) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting securities of the Company or such surviving entity; or (c) the approval of the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

If there is a change-in-control, the Company shall pay a lump sum payment within forty-five days thereof of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus paid. In the event that such payment constitutes a “parachute payment” within the meaning of Section 280G subject to an excise tax imposed by Section 4999 of the Code, the Company shall pay the executive an additional amount so that the executive will receive the entire amount of the lump sum payment before deduction for federal, state and local income tax and payroll tax. In the event of a change-in-control (other than the approval of a plan of liquidation), the Company or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change-in-control. During such six months, the executive will continue to earn his or her pre-existing salary and benefits. In such case, the executive shall be paid the lump sum payment upon completion of the continued employment. If, however, the executive fails to remain employed during this period of continued employment for any reason other than (a) termination without cause by the Company or the surviving entity, (b) death, (c) disability, or (d) breach of the agreement by the Company or the surviving entity, then the executive shall not be paid the lump sum payment. In addition, if the executive’s employment is terminated by the Company without cause within six months prior to the consummation of a change-in-control, then the executive shall be paid the lump sum payment within forty-five days of such change-in-control. Termination for cause means: (a) willful dishonesty involving the Company, excluding good faith expense account disputes; (b) conviction of or entering of a no contest plea to a felony or other crime involving material dishonesty or moral turpitude; (c) material failure or refusal to perform the executive’s duties or other lawful directive from the CEO or Board which is not cured by the executive within ten days after receipt by the executive of a written notice from the Company specifying the details thereof; (d) willful violation by the executive of the Company’s lawful policies or of the executive’s fiduciary duties, which violation is not cured by the executive within ten days after receipt by the executive of a written notice from the Company specifying the details thereof; (e) the executive’s willful violation of the Company’s published business conduct guidelines, code of ethics, conflict of interest, or similar policies; or (f) illegal drug or substance abuse or addiction by the executive which is not protected by law.

Under the form of stock option agreement made and entered into pursuant to the 2005 Incentive Compensation Plan, all options become fully vested and exercisable in full upon the occurrence of a change-in-control as defined in the 2005 Incentive Compensation Plan or if the Compensation Committee determines that a change-in-control has occurred, if the optionee is an employee at the time of such occurrence. Similarly, under the form of restricted stock agreement adopted under the 2005 Incentive Compensation Plan, the vesting or restricting period shall lapse with respect to all restricted stock upon the occurrence of a change-in-control, as defined in the 2005 Incentive Compensation Plan, or if the Compensation Committee determines that a change-in-control has occurred if the grantee of the restricted stock is an employee at the time of such occurrence.

Under the Company’s 1999 and 2005 deferred compensation plans, in which Mr. Christian does not participate, upon a change-in-control of the Company as defined in such plans, each participant shall be distributed all amounts credited to the account of the participant in a lump sum.

The following tables show the estimated payments and benefits to the CEO (under the terms of the amended 2011 employment agreement) and the other named executive officers in the event of a change-in-control, upon retirement, upon termination other than retirement or death, and upon death assuming the trigger event occurred on December 29, 2017 (the last business day of the fiscal year), and the number of options and shares of restricted stock and the price per share, as applicable, which is the closing price on December 29, 2017:

Change-in-Control
	CEO Employment Agreement Salary, Bonus & Tax Gross-Up(1)	Change in Control Agreements(2)	Split Dollar Premium(3)	Life Insurance Premium(4)	Health Insurance Premiums(5)	Medical Reimbursement(6)	Account Balance Non-Qualified Plan(7)	Restricted Stock(8)	CSV of Split Dollar Policy(9)	Accrued Vacation(10)	Total Change in Control Payments
Edward K. Christian	$9,427,780	$—	$500,000	$444,400	$77,000	$127,200	$—	$2,252,661	$747,113	$342,595	$13,918,749
Samuel D. Bush	$—	$560,385	$—	$—	$—	$—	$306,503	$248,403	$180,544	$—	$1,295,835
Warren S. Lada	$—	$642,885	$—	$—	$—	$—	$682,352	$277,042	$242,019	$—	$1,844,298
Marcia K. Lobaito	$—	$357,885	$—	$—	$—	$—	$372,221	$149,908	$190,439	$—	$1,070,453
Catherine A. Bobinski	$—	$316,827	$—	$—	$—	$—	$339,085	$131,503	$146,581	$—	$933,996
Total	$9,427,780	$1,877,982	$500,000	$444,400	$77,000	$127,200	$1,700,161	$3,059,517	$1,506,696	$342,595	$19,063,331

(1)	2.99 times three year average annual salary and bonus, grossed up for applicable taxes.
(2)	1.5 times three year average annual salary and bonus.
(3)	$50,000 annual premium for split dollar life insurance policy under the CEO’s amended 2011 employment agreement for ten years.
(4)	$750,000 life insurance policy for CEO under the CEO’s amended 2011 employment agreement for ten years estimated at $44,400 per year.
(5)	Health insurance premiums for CEO and spouse under the CEO’s amended 2011 employment agreement for ten years estimated at $7,700 per year.
(6)	Medical reimbursement for CEO and spouse under the CEO’s amended 2011 employment agreement for ten years estimated at $12,720 per year.
(7)	Participant distributed account balance in a lump sum.
(8)	All unvested units of restricted stock become fully vested.
(9)	All rights in the policy are assigned to the insured upon change-in-control (cash surrender value of policy).
(10)	Unused vacation accrues and rolls over to successive years.

Retirement upon age 65
	Health Insurance Premiums(1)	Medical Reimbursement(2)	Account Balance Non-Qualified Plan(3)	CSV of Split Dollar Policy(4)	Accrued Vacation(5)	Total Retirement Payments
Edward K. Christian	$77,000	$127,200	$—	$747,113	$342,595	$1,293,908
Samuel D. Bush	$—	$—	$306,503	$180,544	$—	$487,047
Warren S. Lada	$—	$—	$682,352	$242,019	$—	$924,371
Marcia K. Lobaito	$—	$—	$372,221	$190,439	$—	$562,660
Catherine A. Bobinski	$—	$—	$339,085	$146,581	$—	$485,666
Total	$77,000	$127,200	$1,700,161	$1,506,696	$342,595	$3,753,652

(1)	Health insurance premiums for CEO and spouse under the CEO’s amended 2011 employment agreement for ten years estimated at $7,700 per year.
(2)	Medical reimbursement for CEO and spouse under the CEO’s amended 2011 employment agreement for ten years estimated at $12,720 per year.
(3)	Participant distributed account balance in a lump sum.
(4)	All rights in the policy are assigned to the insured upon change-in-control or separation from retirement at age 65 (cash surrender value of policy).

(5)	Unused vacation accrues and rolls over to successive years.

Termination other Than Retirement, Death or Disability
	Health Insurance Premiums(1)	Medical Reimbursement(2)	Account Balance Non-Qualified Plan(3)	Accrued Vacation(4)	Total Termination Payments
Edward K. Christian	$77,000	$127,200	$—	$342,595	$546,795
Samuel D. Bush	$—	$—	$306,503	$—	$306,503
Warren S. Lada	$—	$—	$682,352	$—	$682,352
Marcia K. Lobaito	$—	$—	$372,221	$—	$372,221
Catherine A. Bobinski	$—	$—	$339,085	$—	$339,085
Total	$77,000	$127,200	$1,700,161	$342,595	$2,246,956

(1)	Health insurance premiums for CEO and spouse under the CEO’s amended 2011 employment agreement for ten years at $7,700 per year.
(2)	Medical reimbursement for CEO and spouse under the CEO’s amended 2011 employment agreement for ten years at $12,720 per year.
(3)	Participant distributed account balance in a lump sum.
(4)	Unused vacation accrues and rolls over to successive years.

Termination Due to Death
	CEO Employment Agreement Salary & Bonus(1)	Health Insurance Premiums(2)	Medical Reimbursement(3)	150% of Account Balance Non Qualified Plan(4)	Restricted Stock(5)	Split Dollar Policy(6)	Accrued Vacation(7)	Total Termination Due to Death Payments
Edward K. Christian	$1,047,938	$38,500	$63,600	$—	$2,252,661	$7,000,000	$342,595	$10,745,294
Samuel D. Bush	$—	$—	$—	$459,755	$—	$500,000	$—	$959,755
Warren S. Lada	$—	$—	$—	$928,586	$—	$500,000	$—	$1,428,586
Marcia K. Lobaito	$—	$—	$—	$552,518	$—	$250,000	$—	$802,518
Catherine A. Bobinski	$—	$—	$—	$508,628	$—	$250,000	$—	$758,628
Total	$1,047,938	$38,500	$63,600	$2,449,487	$2,252,661	$8,500,000	$342,595	$14,694,781

(1)	The Company shall pay to the legal representative of Mr. Christian’s estate a lump sum payment equal to Mr. Christian’s then base salary.
(2)	Health insurance premiums for CEO’s spouse under the CEO’s amended 2011 employment agreement for ten years estimated at $3,850 per year.
(3)	Medical reimbursement for CEO’s spouse under the CEO’s amended 2011 employment agreement for ten years estimated at $6,360 per year.
(4)	Participant distributed 1.5 times account balance of amounts deferred prior to 2005 and up to a limit of $150,000 of amounts deferred after 2004.
(5)	All unvested units of restricted stock become fully vested.
(6)	Beneficiary receives face value of policy plus accumulation value (cash surrender value less premiums paid by employer). All policies’ accumulation value is zero at December 29, 2017. The CEO policy insures CEO and spouse for $7,000,000 and is paid out upon death of both spouses to successors.
(7)	Unused vacation accrues and rolls over to successive years.

Termination Due to Disability
	CEO Employment Agreement Salary & Bonus(1)	Health Insurance Premiums(2)	Medical Reimbursement(3)	Account Balance Non-Qualified Plan(4)	Restricted Stock(5)	Accrued Vacation(6)	Total Disability Payments
Edward K. Christian	$2,095,876	$77,000	$127,200	$—	$2,252,661	$342,595	$4,895,332
Samuel D. Bush	$—	$—	$—	$306,503	$—	$—	$306,503
Warren S. Lada	$—	$—	$—	$682,352	$—	$—	$682,352
Marcia K. Lobaito	$—	$—	$—	$372,221	$—	$—	$372,221
Catherine A. Bobinski	$—	$—	$—	$339,085	$—	$—	$339,085
Total	$2,095,876	$77,000	$127,200	$1,700,161	$2,252,661	$342,595	$6,595,493

(1)	In the event CEO suffers a disability, upon termination, CEO shall receive 100% of his then base salary for twenty-four months.
(2)	Health insurance premiums for CEO and spouse under the CEO’s amended 2011 employment agreement for ten years estimated at $7,700 per year.
(3)	Medical reimbursement for CEO and spouse under the CEO’s amended 2011 employment agreement for ten years estimated at $12,720 per year.
(4)	Participant distributed account balance in a lump sum.
(5)	All unvested units of restricted stock become fully vested.
(6)	Unused vacation accrues and rolls over to successive years.

COMPENSATION OF DIRECTORS

Each director who is not an employee receives an annual cash retainer of $34,000. Chairpersons of each committee who are not employees receive an additional annual cash retainer of $9,500. The Lead Director receives an additional annual cash retainer of $25,000. The retainers are paid quarterly. All directors who are not employees are required to hold and maintain 1,250 shares of the Company’s Class A Common Stock. Such directors are required to achieve this guideline within five years of joining the Board, or in the case of such directors serving at the time the guidelines were adopted, within five years of the date of the adoption of the guideline.

Directors may elect to pay out-of-pocket for health insurance benefits currently offered by the Company to its employees under its self-insured program. In the alternative, directors may elect to have part of their annual retainer used to pay for such benefits. Directors are also permitted to take into income the value of the health insurance benefit.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Clarke R. Brown, Jr.	$34,000	$17,238	$—		$51,238
Timothy J. Clarke(2)	$40,195	$17,680	$—		$57,875
Roy F. Coppedge III	$34,000	$17,238	$—		$51,238
G. Dean Pearce	$22,170	$6,851	$—		$29,021
David B. Stephens(3)	$15,135	$—	$—		$15,135
Gary G. Stevens(5)	$68,500	$34,918	$11,003	(4)	$114,421

(1)	All stock awards comprise grants of Class A Common Restricted Stock which vest in one-third increments on November 6, 2018, 2019, and 2020, if the reporting person is a director on the applicable date. All such restricted stock, however, shall vest if the reporting person is a director on the occurrence or deemed occurrence of a change-in-control. Stock award values are calculated based on the closing price of our Class A Common Stock on the NYSE American on December 6, 2017 ($44.20 per share).
(2)	Chairman of Finance and Audit Committee beginning after 2017 Annual Meeting of Stockholders.
(3)	Director until 2017 Annual Meeting of Stockholders.
(4)	Value of health insurance provided to Mr. Stevens.
(5)	Chairman of Compensation Committee, Lead Director.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS WITH
DIRECTORS AND MANAGEMENT

Policy

Pursuant to our written Corporate Governance Guidelines, the Finance and Audit Committee is required to conduct a review of all related party transactions for potential conflicts of interest. All such transactions must be approved by the Finance and Audit Committee. To the extent such transactions are on-going business relationships with the Company, such transactions are reviewed annually and such relationships shall be on terms not materially less favorable than would be usual and customary in similar transactions between unrelated persons dealing at arm’s-length.

Related Party Transactions

Prior to September 1, 2017, Surtsey Media, LLC (“Surtsey Media”) owned the assets of television station KVCT in Victoria, Texas. Surtsey Media is a multi-media company 100%-owned by the daughter of Mr. Christian, our President, Chief Executive Officer and Chairman, through her ownership of Surtsey Productions, Inc. (“Surtsey Productions”), the parent of Surtsey Media. We operated KVCT under a Time Brokerage Agreement (“TBA”) with Surtsey Media which we entered into in May 1999. Under the FCC’s ownership rules, we were prohibited from owning or having an attributable or cognizable interest in this station. In January 2012, the TBA was amended. Pursuant to the amendment, (i) the term was extended nine years commencing from June 1, 2013, with rights to extend for two additional eight year terms, (ii) we paid Surtsey Media an extension fee of $27,950 upon execution of the amendment, (iii) the monthly fees payable to Surtsey Media were increased for each extension period, and (iv) we had an exclusive, assignable, option (the “KVCT Option”), while the TBA was in effect, to purchase all of the assets of station KVCT, subject to certain conditions, based on a formula. Under the amended TBA, during the first eight months of 2017, and during 2016 and 2015 we paid Surtsey Media fees of approximately $3,800, $3,900 and $3,800 per month, respectively, plus accounting fees and reimbursement of expenses actually incurred in operating the station. On May 9, 2017, as previously disclosed in our Form 8-K filed with the SEC on May 10, 2017, we assigned the KVCT Option to affiliates of SagamoreHill Midwest, LLC (collectively, the “Option Assignee”). Following this assignment, the Option Assignee exercised the KVCT Option and entered into an asset purchase agreement with Surtsey Media (the “SagamoreHill Purchase Agreement”). We guaranteed the performance of Surtsey Media’s obligations under the SagamoreHill Purchase Agreement to the Option Assignee. Effective September 1, 2017, the Option Assignee completed the purchase of the assets of KVCT from Surtsey Media (the “Television Sale”), at which time the TBA was terminated.

In March 2003, we entered into an agreement of understanding with Surtsey Media whereby we guaranteed up to $1,250,000 of the debt incurred by Surtsey Media in closing the acquisition of a construction permit for KFJX-TV station in Pittsburg, Kansas, a full power Fox affiliate serving Joplin, Missouri. In consideration for the guarantee, Surtsey Media entered into various agreements with us relating to the station, including a Shared Services Agreement, Technical Services Agreement, and Agreement for the Sale of Commercial Time and Broker Agreement (the “Station Agreements”). The station went on the air for the first time on October 18, 2003. Under the FCC’s ownership rules we were prohibited from owning or having an attributable or cognizable interest in this station. In January 2012, the Station Agreements were amended. Pursuant to the amendment, (i) the Broker Agreement and the Technical Services Agreement were terminated, (ii) the terms of the continuing Station Agreements were extended nine years commencing from June 1, 2013, with rights to extend for two additional eight year terms, (iii) we paid Surtsey Media $37,050 upon execution of the amendment, (iv) the monthly fees payable to Surtsey Media were increased for each extension period, and (v) we had an exclusive, assignable, option (“the “KFJX Option”), while the Agreement for the Sale of Commercial Time and Shared Services Agreement were in effect, to purchase all of the assets of Station KFJX subject to certain conditions, based on a formula, together with a payment of $1.2 million. Under the amended Station Agreements, during the first eight months of 2017, and during 2016 and 2015 we paid fees of approximately $5,200, $5,100 and $5,000 per month, respectively, plus accounting fees and reimbursement of expenses actually incurred in operating the station. We generally prepaid Surtsey quarterly for its estimated expenses. As part of the Television Sale, on May 9, 2017, we assigned the KFJX Option to the Option Assignee. Following this assignment, the Option Assignee exercised the KFJX Option and entered into the SagamoreHill Purchase Agreement. We guaranteed the performance of Surtsey Media’s obligations under the

SagamoreHill Purchase Agreement to the Option Assignee. As part of the completion of the Television Sale, the debt we guaranteed was paid in full and the amended Station Agreements were terminated.

Surtsey Productions leases office space in a building owned by us, and paid us rent of $3,000, $6,000, and $6,000 during the first eight months of the year ended December 31, 2017 prior to the Television Sale and the years ended December 31, 2016 and 2015, respectively.

Effective September 1, 2017, Saga Quad States, our fully owned subsidiary, completed the acquisition from Apex Media Corporation, a South Carolina corporation (“AMC”), and Pearce Development, LLC f/k/a Apex Real Property, LLC, a South Carolina limited liability company (“ARP” and together with AMC, “Seller”), of substantially all of Seller’s assets related to the operation of certain radio and translator stations. The terms and closing conditions for the transaction are set forth in the Asset Purchase Agreement dated May 9, 2017 (the “Apex Agreement”) by and among Seller, Saga Quad States, and, solely in his role as guarantor under the Apex Agreement, G. Dean Pearce. This acquisition was previously disclosed in our Form 8-K filed on May 10, 2017. Mr. Pearce is President of AMC and ARP, and currently serves on our Board of Directors. The purchase price under the Apex Agreement was $23,000,000.00, subject to certain purchase price adjustments, payable in cash. The purchase price was determined through arm’s-length negotiations, and was approved by our Board, and Finance and Audit Committee, in accordance with the requirements of our Corporate Governance Guidelines for the review of related party transactions. In connection with this transaction, we received 500 hours of service from New Pointe Systems, a subsidiary of Pearce Development, and agreed to provide 1,000 thirty second spots of airtime to Pearce Development. As of December 31, 2017, we had used approximately 400 hours of service from New Pointe Systems, leaving us with approximately 100 hours remaining, and had approximately 1,000 thirty second spots of airtime left to provide to Pearce Development. During 2017, we also paid approximately $3,300 rent per month to Pearce Development for our Hilton Head studio and office space, beginning September 1, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain of our officers, our directors, and persons who own more than 10% of a registered class of our equity securities (“insiders”), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the year 2017, we believe that, except as set forth below, our officers and directors complied with all applicable reporting requirements for the year 2017.

Form 4s must be filed before the end of the second business day following the day on which the transaction resulting in a change of beneficial ownership occurred. On May 16, 2017, Mr. Bush sold 50 Class A shares in an open market sale. This transaction was reported on Mr. Bush’s Form 4/A filed with the SEC on May 25, 2017. As such, this Form 4/A filed on May 25, 2017 was not filed on a timely basis.

OTHER MATTERS

Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote thereon in accordance with their best judgment.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR ANNUAL MEETINGS

Stockholder proposals that are intended to be presented at our 2019 Annual Meeting of Stockholders must be received at our offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, no later than December 19, 2018, to be considered for inclusion in our proxy statement and proxy card relating to that meeting. Stockholder proposals which are not to be included in our proxy statement for the 2019 Annual Meeting of Stockholders and stockholder nominations of persons for election to the Board must be submitted in accordance with our bylaws, which set forth the information that must be received no later than February 13, 2019 (with respect to proposals) and February 12, 2019 (with respect to nominations). All proposals and nominations should be directed to the corporate Secretary, and should be sent by certified mail, return receipt requested in order to avoid confusion regarding dates of receipt. We expect the persons named as proxies for the 2018 Annual Meeting of Stockholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal or nomination presented by a stockholder at the 2018 Annual Meeting of Stockholders.

EXPENSE OF SOLICITING PROXIES

All the expenses of preparing, assembling, printing, and mailing the material used in the solicitation of proxies by the Board will be paid by us. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies on behalf of the Board by telephone, telegram, or personal interview, the expenses of which will be borne by us. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.

By Order of the Board of Directors

MARCIA LOBAITO
Secretary

Grosse Pointe Farms, Michigan
April 18, 2018

AMENDMENT TO THE SECOND AMENDED AND RESTATED
SAGA COMMUNICATIONS, INC. 2005 INCENTIVE COMPENSATION PLAN

1. Purpose.  The purpose of this Amendment (“Amendment”) to the Second Amended and Restated Saga Communications, Inc. 2005 Compensation Plan (the “Plan”) is to (i) extend the last day for making new grants and awards under the Plan by five (5) years, from September 6, 2018 to September 6, 2023, and (ii) increase the number of authorized shares under the Plan by 90,000 shares of Class B Common Stock.

2. Capitalized Terms.  Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to them in the Plan.

3. Extended Date.  Section 7.8(a) of the Plan is hereby amended and restated in its entirety to read as follows:

(a) The Board may terminate this Plan, or the granting of Awards under this Plan, at any time. No new grants or Awards shall be made under the Plan after September 6, 2023.

4. Authorized Shares.  Section 1.5 of the Plan is hereby amended and restated in its entirety to read as follows:

1.5 Stock.  The total number of shares available for grants and awards under this Plan shall be Six Hundred Twenty Thousand (620,000) shares of Class A Common Stock, and Three Hundred Seventy Thousand (370,000) shares of Class B Common Stock. Shares subject to any portion of a terminated, forfeited, cancelled or expired Award granted hereunder may again be subjected to grants and awards under the Plan as of the date of such termination, forfeiture, cancellation or expiration. The amounts in this Section 1.5 shall be adjusted, as applicable, in accordance with Article VI. If an Award is cancelled, any shares relating to the cancelled Award shall be counted towards this overall Plan limitation.

5. Ratification.  Except as expressly amended by this Amendment, the Plan remains in full force and effect and is ratified, confirmed and restated.

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COMMUNICATIONS, INC.

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

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Annual Meeting Proxy Card

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Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Clarke R. Brown, Jr.	☐	☐	02 - Edward K. Christian	☐	☐	03 - Timothy J. Clarke	☐	☐
04 - Roy F. Coppedge III	☐	☐	05 - G. Dean Pearce	☐	☐	06 - Gary Stevens	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 02STVF 1 U P X + Annual Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. For Against Abstain 2. To approve Amendment of the Second Amended and Restated Saga Communications, Inc. 2005 Incentive Compensation Plan. For Against Abstain 3. To ratify the appointment of UHY LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IMPORTANT ANNUAL MEETING INFORMATION 1. To elect directors for the ensuing year and until their successors are elected and qualified. 01 - Clarke R. Brown, Jr. 04 - Roy F. Coppedge III 02 - Edward K. Christian 05 - G. Dean Pearce 03 - Timothy J. Clarke 06 - Gary Stevens For Withhold For Withhold For Withhold qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 13, 2018. Vote by Internet • Go to www.investorvote.com/SGA • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Annual Meeting of Stockholders – May 14, 2018 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Edward K. Christian, Samuel D. Bush and Marcia K. Lobaito, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Saga Communications, Inc. Class A Common Stock, $.01 par value, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan on May 14, 2018 at 9:00 a.m. Eastern Daylight Time or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. (Continued and to be marked, dated and signed, on the other side) Proxy — SAGA COMMUNICATIONS, INC. Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 14, 2018. The Proxy Statement and the 2017 Annual Report to Shareholders are available at: www.edocumentview.com/SGA. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.